EXECUTION VERSION

AMENDMENT NO. 1 dated as of June 9, 2023 (this “Amendment”), among BATH & BODY WORKS, INC. (formerly known as L Brands, Inc.), a Delaware corporation (the “Company”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), to the Amended and Restated Revolving Credit Agreement dated as of August 2, 2021 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”), by and among the Company, the Borrowing Subsidiaries (as defined therein) from time to time party thereto, the Lenders (as defined therein) from time to time party thereto, the Issuing Banks (as defined therein) and the Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, except as otherwise expressly set forth herein.
WHEREAS, Loans and/or other extensions of credit under the Credit Agreement incur or are permitted to incur interest, fees, commissions or other amounts based on the LIBO Rate (as defined in the Credit Agreement as in effect immediately prior to the Amendment Effective Date) in accordance with the terms of the Credit Agreement; and
WHEREAS, the Company has requested, and the undersigned Lenders, constituting each Lender party to the Credit Agreement, together with the Administrative Agent, have agreed, upon the terms and subject to the conditions set forth herein and in the Amended Credit Agreement, that the Credit Agreement will be amended as provided herein, including to replace the Adjusted LIBO Rate (as defined in the Credit Agreement as in effect immediately prior to the Amendment Effective Date) with the Adjusted Term SOFR as the relevant Benchmark for all purposes under the Amended Credit Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:
SECTION 1. Rules of Interpretation. The rules of interpretation set forth in Section 1.03 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.
SECTION 2. Amendment.
(a)Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold-underlined text (indicated textually in the same manner as the following example: bold underline) as set forth in the pages attached as Exhibit A hereto.

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(b)Notwithstanding anything to the contrary contained in the Credit Agreement as amended hereby, (i) each Eurodollar Loan (as defined in the Credit Agreement as in effect immediately prior to the Amendment Effective Date) outstanding on the Amendment Effective Date (each, an “Existing Eurodollar Loan”) shall remain outstanding as such until the expiration of the Interest Period (as defined in the Credit Agreement as in effect immediately prior to the Amendment Effective Date) applicable to such Existing Eurodollar Loan, in accordance with, and subject to all of the terms and conditions of, the Credit Agreement as in effect immediately prior to the Amendment Effective Date and (ii) interest on each such Existing Eurodollar Loan shall continue to accrue to, and shall be payable on, each Interest Payment Date applicable thereto until the Interest Period for such Existing Eurodollar Loan ends, in each case in accordance with Section 2.12 of the Credit Agreement as in effect immediately prior to the Amendment Effective Date. From and after the Amendment Effective Date, (x) the Company shall not be permitted to request that any Lender fund, and no Lender shall fund, any Eurodollar Loan, (y) no Existing Eurodollar Loan may be continued as a Eurodollar Loan and (z) each Existing Eurodollar Loan may be converted to a Term SOFR Loan or an ABR Loan in accordance with the Credit Agreement as amended hereby.
SECTION 3. Representations and Warranties. The Company hereby represents and warrants to the Administrative Agent that this Amendment has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 4. Effectiveness. The effectiveness of this Amendment is subject to satisfaction of each of the following conditions (the date of satisfaction of all such conditions, the “Amendment Effective Date”), the Administrative Agent (or its counsel) shall have received from (i) the Company and (ii) each Lender party to the Credit Agreement either (A) a counterpart of this Amendment signed on behalf of the Company or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Amendment by facsimile or other means of electronic transmission (e.g., “pdf”)) that the Company has signed a counterpart of this Amendment.
SECTION 5. Credit Agreement. Except as expressly set forth herein, this Amendment (a) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Issuing Banks, the Administrative Agent, the Company or any other Loan Party under the Credit Agreement or any other Loan Document and (b) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company or any other Loan Party to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan

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Document in similar or different circumstances. After the date hereof, any reference in the Loan Documents to the Credit Agreement shall mean the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.
SECTION 6. Applicable Law; Waiver of Jury Trial. (a) THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(b)EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTIONS 8.09(b), 8.09(c), 8.09(d) AND 8.10 OF THE CREDIT AGREEMENT AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN MUTATIS MUTANDIS.
SECTION 7. Counterparts; Amendment. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Company and the Administrative Agent.
SECTION 8. Expenses. The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment to the extent required under Section 8.03(a) of the Credit Agreement.
SECTION 9. Headings. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

BATH & BODY WORKS, INC.
By:	/s/ Timothy J. Faber
Name: Timothy J. Faber
Title: Senior Vice President & Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Sean Bodkin
Name: Sean Bodkin
Title: Executive Director

[Signature Page to Amendment No. 1 to the Amended and Restated Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
THE REVOLVING CREDIT AGREEMENT OF
BATH & BODY WORKS, INC.

JPMORGAN CHASE BANK, N.A.
By:	/s/ Sean Bodkin
Name: Sean Bodkin
Title: Executive Director

BANK OF AMERICA, N.A.
By:	/s/ Geoffrey Reisbeck
Name: Geoffrey Reisbeck
Title: Vice President

BANK OF AMERICA, N.A., acting through its Canada branch, as a Lender
By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

BARCLAYS BANK, PLC, as Lender and Issuing Bank
By:	/s/ Koruthu Mathew
Name: Koruthu Mathew
Title: VP

[Signature Page to Amendment No. 1 to the Amended and Restated Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
THE REVOLVING CREDIT AGREEMENT OF
BATH & BODY WORKS, INC.

CITIBANK, N.A.
By:	/s/ David Smith
Name: David Smith
Title: Vice President & Director

GOLDMAN SACHS BANK USA, as a lender
By:	/s/ Keshia Leday
Name: Keshia Leday
Title: Authorized Signature

HSBC BANK USA, N.A.
By:	/s/ Sandra Centa
Name: Sandra Centa
Title: SVP, HSBC Bank USA, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Paul Steffens
Name: Paul Steffens
Title: Assistant Vice President

[Signature Page to Amendment No. 1 to the Amended and Restated Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
THE REVOLVING CREDIT AGREEMENT OF
BATH & BODY WORKS, INC.

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
By:	/s/ Carmela Massari
Name: Carmela Massari
Title:

KEYBANK NATIONAL ASSOCIATION
By:	/s/ Linda Skinner
Name: Linda Skinner
Title: Vice President

MIZUHO BANK, LTD.
By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

MUFG BANK, LTD.
By:	/s/ Paul M. Angland
Name: Paul M. Angland
Title: Director

[Signature Page to Amendment No. 1 to the Amended and Restated Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO
AMENDMENT NO. 1 TO
THE REVOLVING CREDIT AGREEMENT OF
BATH & BODY WORKS, INC.

THE BANK OF NOVA SCOTIA
By:	/s/ Sarah Shaikh
Name: Sarah Shaikh
Title: Managing Director

THE HUNTINGTON NATIONAL BANK
By:	/s/ Patricia Scudder
Name: Patricia Scudder
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Caitlin Bodzenski
Name: Caitlin Bodzenski
Title: Authorized Officer

U.S. BANK NATIONAL ASSOCIATION, acting through its Canada Branch, as a Canadian Lender
By:	/s/ John Rehob
Name: John Rehob
Title: Authorized Officer

[Signature Page to Amendment No. 1 to the Amended and Restated Revolving Credit Agreement]

EXHIBIT A

EXECUTION VERSION
EXHIBIT A

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
dated as of August 2, 2021,

Amending and Restating the

Amended and Restated Revolving Credit Agreement
dated as of April 30, 2020,

among
BATH & BODY WORKS, INC. (f/k/a L BRANDS, INC.),
The Borrowing Subsidiaries Party Hereto,
The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent
______________________________________________

JPMORGAN CHASE BANK, N.A., GOLDMAN SACHS BANK USA, BANK OF AMERICA, N.A., CITIBANK, N.A., HSBC SECURITIES (USA) INC., WELLS FARGO BANK, NATIONAL ASSOCIATION and BARCLAYS BANK PLC,
as Joint Lead Arrangers and Joint Bookrunners

and

GOLDMAN SACHS BANK USA, BANK OF AMERICA, N.A., CITIBANK, N.A., HSBC BANK USA, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION and BARCLAYS BANK PLC,
 as Co-Syndication Agents
and

KEYBANK NATIONAL ASSOCIATION, MIZUHO BANK, LTD., THE HUNTINGTON NATIONAL BANK, THE BANK OF NOVA SCOTIA, U.S. BANK NATIONAL ASSOCIATION and MUFG UNION BANK, N.A.,
as Co-Documentation Agents

i

SECTION 8.10.	WAIVER OF JURY TRIAL	141
SECTION 8.11.	Headings	141
SECTION 8.12.	Confidentiality	141
SECTION 8.13.	Interest Rate Limitation	142
SECTION 8.14.	Collateral	142
SECTION 8.15.	USA Patriot Act and Beneficial Ownership Regulation	142
SECTION 8.16.	Canadian Anti-Money Laundering Legislation	143
SECTION 8.17.	Continuing Obligations	143
SECTION 8.18.	Judgment Currency	144
SECTION 8.19.	Intercreditor Agreement	144
SECTION 8.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	146
SECTION 8.21.	Acknowledgement Regarding Any Supported QFCs	146
SECTION 8.22.	MIRE Events	147
SECTION 8.23.	Release	147
SECTION 8.24.	No Advisory or Fiduciary Responsibility	149

SCHEDULES:

Schedule 1.01(a) – Unrestricted Subsidiaries
Schedule 2.01 – Commitments
Schedule 3.05 – Disclosed Matters
Schedule 3.07 – Consolidated Domestic and Canadian Subsidiaries
Schedule 3.12 – Credit Card Agreements
Schedule 5.08 – Existing Liens
Schedule 5.10 – Existing Indebtedness
Schedule 5.19 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B-1 – Form of Additional Borrower Agreement
Exhibit B-2 – Form of Borrowing Subsidiary Termination
Exhibit C – Form of Borrowing Base Certificate

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the “Agreement”) dated as of August 2, 2021, among BATH & BODY WORKS, INC. (f/k/a L BRANDS, INC.), a Delaware corporation, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent.
Reference is made to the Amendment and Restatement Agreement (the “Restatement Agreement”) dated as of August 2, 2021, relating to the Amended and Restated Revolving Credit Agreement dated as of April 30, 2020 (the “Existing Credit Agreement”), among ~~L Brands, Inc~~BATH & BODY WORKS, INC., the borrowing subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Pursuant to the Restatement Agreement, the Existing Credit Agreement is being amended and restated in the form hereof.
The parties hereto agree as follows:
ARTICLE I
Definitions
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL Collection Account” has the meaning assigned to such term in the Collateral Agreements.
“ABL Priority Collateral” means, at any time, any and all of the following that constitute Collateral, whether now owned or hereafter acquired and wherever located: (a) all Accounts (other than (x) Accounts arising under agreements for sale of Non-ABL Priority Collateral described in clauses (a) through (h) of the definition of such term to the extent constituting identifiable Proceeds of such Non-ABL Priority Collateral and (y) Accounts pledged in support of Specified Receivables Facilities), (b) all Payment Intangibles, including all corporate and other tax refunds and all Credit Card Receivables and all other rights to payment arising therefrom in a credit-card, debit-card, prepaid-card or other payment-card transaction (other than any Payment Intangibles constituting identifiable Proceeds of Non-ABL Priority Collateral described in clauses (a) through (f) and (h) of the definition of such term); (c) all Inventory; (d) all Deposit Accounts and Securities Accounts (including the ABL Collection Account and the Concentration Account) and all cash, cash equivalents and other assets contained in, or credited to, and all Securities Entitlements arising from, any such Deposit Accounts or Securities Accounts (in each case, other than any identifiable Proceeds of Non-ABL Priority Collateral described in clauses (a) through (h) of the definition of such term); (e) for so long as Eligible Real Property is included in the Borrowing Base, all real property, related appurtenant rights and Fixtures and interests therein (including both fee and leasehold interests) located in the United States of America; (f) all rights to business interruption insurance and all rights to credit insurance with respect to any Accounts (in each case, regardless of whether the Collateral Agent is a loss payee thereof); (g) solely to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (a) through (e) above, (i) all General Intangibles (excluding Intellectual Property, Indebtedness (or any evidence thereof) between or among the Company or any of the Subsidiaries Loan Parties and any Equity Interests, but including all contract rights as against operators of storage facilities and as against other transporters of Inventory and all rights as consignor or consignee, whether arising by contract, statute or otherwise), (ii) Instruments (including Promissory Notes), (iii) Documents (including each warehouse receipt or bill of lading covering any Inventory), (iv) insurance policies (regardless of whether the Collateral Agent is a loss payee thereof), (v) licenses from any Governmental Authority to sell or to manufacture any Inventory and (vi) Chattel Paper; (h) all collateral and guarantees given by any other Person with respect to any of the foregoing, and all other Supporting Obligations (including Letter-of-Credit Rights) with respect to any of the foregoing; (i) all books and Records to the extent relating to any of the foregoing; and (j) all products and Proceeds of the foregoing. Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in clauses (a) through (h) of the definition of the term “Non-ABL Priority Collateral”. Capitalized terms used in this definition but not defined herein have the meanings assigned to them in the Collateral Agreements.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning specified in the UCC.
“Account Debtor” means any Person obligated on an Account.
“Additional Borrower Agreement” has the meaning set forth in Section 2.20.
“Additional Borrowers” means, at any time, with respect to the Commitments, Loans and Letters of Credit of any Class, each of the wholly-owned Domestic Subsidiaries or Canadian Subsidiaries that has been designated as an Additional Borrower in respect of such Class pursuant to Section 2.20 or an Incremental Facility Agreement.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if such rate as so determined would be less than zero, such rate shall be deemed to be equal to zero.
“Adjusted ~~LIBO Rate~~Term SOFR” means, ~~with respect to any Eurodollar Borrowing~~ for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/100 of 1%)~~ equal to (a) ~~the LIBO Rate~~Term SOFR for such Interest Period ~~multiplied by~~plus (b) ~~the Statutory Reserve Percentage~~0.10%; provided that if ~~the Adjusted LIBO Rate shall~~such rate as so determined would be less than zero, such rate shall be deemed to be equal to zero ~~for the purposes of this Agreement~~.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its Affiliates in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means the Administrative Agent and the Collateral Agent.
“Aggregate Commitments” means, at any time, the sum of the Commitments of all the Lenders at such time.
“Aggregate Credit Exposure” means, at any time, the sum of the Credit Exposures of all the Lenders at such time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) ~~the Adjusted LIBO Rate on~~Adjusted Term SOFR for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) ~~for a deposit in dollars with a maturity of one month~~ plus 1% per annum; provided, that for purposes of this definition, ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR for any day shall be based on the ~~LIBO Screen Rate on such day for deposits in dollars with a maturity of one month (or, if the LIBO Screen Rate is not available for such one month maturity, the Interpolated Rate) at approximately 11:00 a.m., London time~~Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.13(b)), then ~~for purposes of~~the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above ~~the Adjusted LIBO Rate shall be deemed to be 0.00%~~. Notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 1.00% per annum.

“Anti-Corruption Laws” means FCPA, the U.K. Bribery Act 2010 and all other laws, rules and regulations of any jurisdiction concerning or relating to bribery, corruption or money laundering, in each case to the extent applicable to the Company and its Subsidiaries.
“Applicable Creditor” has the meaning set forth in Section 8.18(b).
“Applicable Percentage” means, with respect to any Revolving Lender or any Lender of any other Class, the percentage of the total Revolving Commitments or total Commitments of any other Class, as applicable, represented by such Lender’s Revolving Commitment or Commitment of any other Class. If the Revolving Commitments or Commitments of any other Class have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments or Commitments of any other Class most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ~~Eurodollar~~Term SOFR or CDOR Rate Revolving Loan, ABR or Canadian Prime Rate Loan, with respect to any Protective Advance or with respect to the participation fees payable hereunder in respect of Letters of Credit, as the case may be, the applicable rate per annum set forth below under the caption “~~Eurodollar (LIBO Rate)~~Term SOFR / CDOR Rate Spread”, “ABR / Canadian Prime Rate Spread” or “LC Participation Fee Rate”, as the case may be, based upon the Company’s Average Daily Excess Availability applicable on such date:

Average Daily Excess Availability:	~~Eurodollar (LIBO Rate)Term SOFR / CDOR Rate Spread~~	ABR / Canadian Prime Rate Spread	LC Participation Fee Rate
Category 1 > 66.7%	1.25%	0.25%	1.25%
Category 2 < 66.7% but > 33.3%	1.50%	0.50%	1.50%
Category 3 < 33.3%	1.75%	0.75%	1.75%

The Applicable Rate shall be determined based on Average Daily Excess Availability for the most recently ended fiscal quarter of the Company as set forth in the table above. Each change to the Applicable Rate shall be effective on the first day of the first month immediately following the last day of such fiscal quarter. Notwithstanding the foregoing provisions of this definition, the Applicable Rate shall be determined by reference to Category 3 in the table above (a) if the Company shall fail to deliver any Borrowing Base Certificate by the time required under Section 5.01(a)(iii), for the period from and including the day following the date on which such Borrowing Base Certificate shall have been due to and including the day on which such Borrowing Base Certificate shall have been delivered, and (b) at any other time that an Event of Default has occurred and is continuing (unless such increase in the Applicable Rate is otherwise waived by the Required Lenders).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any currency, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(f).
“Average Daily Excess Availability” means, with respect to any fiscal quarter, (a)(i) the sum of Excess Availability for each day during such fiscal quarter, divided by (ii) the number of days in such fiscal quarter, divided by (b)(i) the Aggregate Commitments in effect for each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter.
“Average Utilization” means, with respect to any period, (a) the sum of Utilization for each day during such period divided by (b) the number of days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means title 11 of the United States Code, as amended.
“Bankruptcy Event” means, with respect to any Person, that such Person has filed a petition or application seeking relief under any applicable Insolvency Law or similar law of any jurisdiction, has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, liquidator, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment.
“BBWC” means Bath & Body Works (Canada) Corp., a Nova Scotia company.
“Benchmark” means, initially, with respect to any (i) Loans denominated in US Dollars, ~~the Adjusted LIBO Rate~~Term SOFR or (ii) Loans denominated in CAD, the CDOR Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its~~ and the related Benchmark Replacement Date have occurred with respect to the Adjusted ~~LIBO Rate~~Term SOFR or the CDOR Rate or any other then-current Benchmark, as applicable, then “Benchmark”

means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b) ~~or (c)~~.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in CAD, “Benchmark Replacement” shall mean the alternative set forth in (~~3~~2) below:
(1)    in the case of any Loan denominated in US Dollars, ~~the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment~~Adjusted Daily Simple SOFR;
~~(2)    in the case of any Loan denominated in US Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;~~
(~~3~~2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time in the United States and (b) the related Benchmark Replacement Adjustment~~;~~.
~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” with respect to Loans denominated in US Dollars shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~
If the Benchmark Replacement ~~as~~ determined ~~pursuant to clause (1), (2) or (3)~~as set forth above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~
, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that

has been selected by ~~(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~
~~(a)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~
~~(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~
~~(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the~~the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time~~;~~.
~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or Adjusted Term SOFR, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, following consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date~~;~~.
~~(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c); or~~
~~(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely~~;~~, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowers” means, with respect to the Commitments, Loans and Letters of Credit of any Class, (i) the Company and (ii) the Borrowing Subsidiaries in respect of such Class.
“Borrowing” means (a) Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of ~~Eurodollar~~Term SOFR or CDOR Rate Loans, as to which a single Interest Period is in effect or (b) a Protective Advance.
“Borrowing Base” means the sum of:
(i)    95% of Eligible Credit Card Receivables at such time, plus
(ii)    85% of Eligible Accounts at such time, plus
(iii)    up to (x) 90% of the Net Orderly Liquidation Value of Eligible Inventory at such time and (y) 50% of the Net Orderly Liquidation Value of Eligible Component Inventory at such time, plus
(iv)    following receipt of the Required Real Property Documentation and prior to receipt of a Real Property Exclusion Notice, 50% of the fair market value (as identified in the most recent Real Property Appraisal) of Eligible Real Property at such time, minus
(v)    Reserves determined by the Collateral Agent in its Permitted Discretion
provided (A) notwithstanding anything contained herein to the contrary, as of any date of determination, the portion of the Borrowing Base attributable to Eligible Real Property shall not exceed the lesser of (x) $150,000,000 and (y) 25% of the Borrowing

Base and (B) from and after receipt by the Collateral Agent of a Real Property Exclusion Notice, (I) the component set forth in clause (iv) shall be excluded from the calculation of the Borrowing Base for so long as such Permitted Non-ABL Indebtedness remains outstanding and (II) the Collateral Agent shall adjust the Borrowing Base to reflect such exclusion effective from and after the incurrence of such Permitted Non-ABL Indebtedness.
The Collateral Agent may, in its Permitted Discretion, establish or adjust Reserves, with any such changes to be effective three Business Days after delivery of written notice (which notice shall include a reasonably detailed description of such Reserve being established or adjusted) thereof to the Company and the Lenders; provided that during such three Business Day period (i) the Collateral Agent shall, if requested, discuss any such Reserve or adjustment with the Company and (ii) the Company may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case in a manner and to the extent satisfactory to the Collateral Agent in its Permitted Discretion; provided, further, that no such prior notice shall be required for (a) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized, or (b) changes to Reserves or the establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect would occur were such Reserves not changed or established prior to the expiration of such three day period. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Collateral Agent to adjust the Borrowing Base or any component thereof, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(a)(iii).
The parties hereto understand that eligibility criteria and any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine the face amount of Eligible Accounts and factors considered in the calculation of Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.
At the time of any disposition of a Loan Party, or any disposition outside the ordinary course of business of, or any casualty or condemnation event affecting, assets reflected in the then-current Borrowing Base having a fair market value of $5,000,000 or more, the Company shall give the Collateral Agent written notice of such disposition, casualty or condemnation event, together with such information as shall be required for the Collateral Agent to adjust the Borrowing Base to reflect such disposition.
“Borrowing Base Certificate” means a Borrowing Base Certificate, substantially in the form of Exhibit C (with such changes thereto as may be reasonably required by the Collateral Agent from time to time to reflect (a) the results of the most recent field examination or Inventory appraisal conducted pursuant to Section 5.23 and (b) the components of, or Reserves against, the Borrowing Base as provided for hereunder), together with all attachments and supporting documentation contemplated thereby, signed and certified as accurate and complete by a Financial Officer of the Company.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
“Borrowing Subsidiary” means, as applicable, (a) BBWC and (b) any Additional Borrowers.
“Borrowing Subsidiary Termination” has the meaning set forth in Section 2.20.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in ~~connection with a Eurodollar~~relation to Term SOFR Loans or Daily Simple SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any Term SOFR Loan or Daily Simple SOFR Loan, or any other dealings with respect to any Term SOFR Loan or Daily Simple SOFR Loan, the term “Business Day” shall also exclude any day ~~on which banks are not open for dealings in US Dollar deposits in the London interbank market~~that is not a U.S. Government Securities Business Day and (b) when used in connection with a CDOR Rate Loan or a Canadian Prime Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto.
“CAD Sublimit” means the portion of the Revolving Commitments in an aggregate amount equal to the US Dollar Equivalent in Canadian Dollars of $80,000,000 that is being made available hereunder to the Canadian Borrowers for borrowings in Canadian Dollars.
“Canadian Borrower” means each of BBWC and any Additional Borrower that is a Canadian Subsidiary.
“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the ITA.
“Canadian Dollars” or “CAD” means the lawful money of Canada.
“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.
“Canadian Loan Party” means any Loan Party organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Benefits Legislation” shall mean any Canadian federal or provincial pension standards legislation, including, without limitation, the Supplemental Pension Plans Act (Quebec) and the Pension Benefits Act (Ontario), that applies in respect of a Canadian Pension Plan.
“Canadian Pension Event” means (a) any Loan Party shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Defined Benefit Pension Plan where doing so results in any wind-up deficit that is required to be funded under Canadian Pension Benefits Legislation; (b) any Loan Party shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Defined Benefit Pension Plan within the time period set out in Canadian Pension Benefits Legislation or fails to make a required contribution under any Canadian Pension Plan which results in the imposition of a Lien upon the assets of any Loan Party (other than inchoate Liens under Canadian Pension Benefits Legislation for amounts required to be remitted but not yet due); or (c) any Loan Party makes any improper withdrawals or applications of assets of a Canadian Pension Plan.
“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial pension standards legislation that is administered or contributed to by a Loan Party or any subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively, or any comparable pension plan maintained by a Governmental Authority in any other Canadian jurisdiction.
“Canadian Prime Rate” means, for the relevant interest period, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1% (with 0.005% being rounded up)) determined by the Administrative Agent to be the greater of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m., Toronto time, on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the sum of (i) the CDOR Rate applicable for an Interest Period of one month plus (ii) one percent (1.0%). Notwithstanding the foregoing, the Canadian Prime Rate shall at no time be less than 1.00% per annum.
“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (subject to the proviso in Section 1.04), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to the proviso in Section 1.04).

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash Dominion Period” means (a) each period during which a Specified Event of Default has occurred and is continuing or (b) each period (i) commencing on any day when Specified Excess Availability has for three consecutive Business Days been less than the greater of (x) $80,000,000 and (y) 12.5% of the Maximum Borrowing Amount and (ii) ending on the date that Specified Excess Availability has been greater than the amount set forth in clause (i) above for 20 consecutive calendar days during which period no Specified Event of Default shall have occurred and be continuing.
“CCQ” has the meaning set forth in Section 7.01.
“CDOR Interpolated Rate” means, with respect to any CDOR Rate Loan for any Interest Period, a rate per annum (rounded upward to the next 1/100th of 1% (with 0.005% being rounded up)) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable CDO Screen Rate for the longest period (for which such CDO Screen Rate is available) that is shorter than the Interest Period for such CDOR Rate Loan and (b) the applicable CDO Screen Rate for the shortest period (for which such CDO Screen Rate is available) that is longer than the Interest Period for such CDOR Rate Loan, in each case at or about approximately 10:00 a.m., Toronto time, on the applicable date of determination two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if the CDOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“CDOR Rate” means, for the relevant Interest Period, on the first day of such Interest Period, the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the CDOR Rate page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion; in each case, the “CDO Screen Rate”), at or about approximately 10:15 a.m., Toronto time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available for such Interest Period, the ~~applicable~~CDOR Interpolated Rate as of such time on such day; or if such day is not a Business Day, then as so determined on the immediately preceding Business Day; provided that if the CDOR Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the

Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Holders of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans of any tranche or Protective Advances, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or an Incremental Revolving Commitment of any tranche, (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Letter of Credit, refers to whether such Letter of Credit is issued pursuant to a Revolving Commitment or an Incremental Revolving Commitment of any tranche.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all assets, tangible or intangible, on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any warehouseman, bailee or other similar Person in possession of any Collateral, any landlord of any real property where any Collateral is located or any administrative agent, collateral agent and/or similar representative acting on behalf of the holders of any Permitted Non-ABL Indebtedness secured by a Lien on any real property where any Inventory is located.
“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Collateral Documents.
“Collateral Agreements” means, individually and collectively as the context may require, (a) the Amended and Restated Guarantee and Collateral Agreement dated as of April 30, 2020, among the Company, the Subsidiary Loan Parties party thereto and the Collateral Agent and (b) the Guarantee and Collateral Agreement dated as of June 8, 2020, among the Canadian Loan Parties and the Collateral Agent.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Collateral Agent shall have received from the Company and each Material Subsidiary either (i) a counterpart of the applicable Collateral Agreement duly executed and delivered on behalf of the Company or such Material Subsidiary, as applicable, or (ii) in the case of any Person that becomes a Material Subsidiary after the Restatement Effective Date, a supplement to the applicable Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Material Subsidiary;
(b)    all UCC financing statements, and all similar filings and registrations in each applicable jurisdictions, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to perfect the Liens intended to be created by each Collateral Agreement to the extent required by, and with the priority required by, such Collateral Agreement, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
(c)    the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than any Excluded Deposit Account) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any Excluded Securities Account), and the requirements of a Collateral Agreement relating to the concentration and application of collections on accounts shall have been satisfied;
(d)    the Collateral Agent shall have received evidence that all Credit Card Notifications required to be provided pursuant to Section 5.24 have been provided;
(e)    each Loan Party shall have delivered to the Collateral Agent all Collateral Access Agreements requested by the Collateral Agent exercising its Permitted Discretion pursuant to this Agreement or a Collateral Agreement;

(f)    prior to its inclusion in the Borrowing Base, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and (ii) all Required Real Property Documentation;
(g)    the Collateral Agent shall have received evidence of the insurance required to be maintained pursuant to Section 5.03; and
(h)    the Company and each Material Subsidiary shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
With respect to any Mortgaged Property as to which a Mortgage is required to be executed and delivered, notwithstanding anything to the contrary set forth in this definition or elsewhere in this Agreement, no such Mortgage shall be required to be executed and delivered until and unless (a) the Collateral Agent shall have received the items referred to in clause (f)(ii) above (it being understood that the Loan Parties shall be required to deliver such items otherwise in accordance with the terms of the Loan Documents), and shall have provided copies thereof to the Lenders, (b) the Collateral Agent shall have provided copies of all documents referred to in clause (a) of this paragraph received by it to the Lenders and (c) prior to the contemplated date of effectiveness of such Mortgage (as notified by the Collateral Agent to the Lenders), the Collateral Agent shall have been advised in writing by each Lender that such Lender has completed its flood insurance due diligence and flood insurance compliance with respect to such Mortgaged Property (with each Lender agreeing to complete such due diligence and compliance as promptly as practicable following receipt of the documents as referred to in clause (b) of this paragraph).
“Collateral Documents” means, collectively, the Collateral Agreements, the Control Agreements, the Credit Card Notifications, the Mortgages and each other pledge, deed of hypothec, security agreement or other instrument or document granting a Lien upon the Collateral as security for the Obligations (as required by this Agreement or any other Loan Document).
“Commitment” means a Revolving Commitment, an Incremental Revolving Commitment of any tranche or any combination thereof, as the context requires.
“Company” means Bath & Body Works, Inc. (formerly known as L Brands, Inc.), a Delaware corporation.
“Concentration Account” has the meaning assigned to such term in the Collateral Agreements.

“Consolidated Debt” means, at any date of determination, the total Indebtedness of the Company and the Consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted (i) to exclude any non-cash items deducted or included in determining Consolidated Net Income for such period attributable to Accounting Standards Codification Topic 815, Derivatives and Hedging, Accounting Standards Codification Topic 350, Intangibles–Goodwill and Other, or stock options and other equity-linked compensation to officers, directors and employees, and (ii) to deduct cash payments made during such period in respect of Hedging Agreements (or other items subject to FAS 133 – Accounting for Derivative Instruments and Hedging Activities) to the extent not otherwise deducted in determining Consolidated Net Income for such period) plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary or nonrecurring charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary or nonrecurring gains for such period, all determined on a consolidated basis in accordance with GAAP; provided that the results of any ETC Entity shall be included in Consolidated EBITDA to the extent (and only to the extent) actually distributed (directly or indirectly) by such ETC Entity to the Company or another Consolidated Subsidiary; provided further, that if on or prior to the applicable date of determination of Consolidated EBITDA, an acquisition or disposition outside of the ordinary course of business has occurred that has the effect of increasing or decreasing Consolidated EBITDA then (without duplication of any other adjustment made in determining Consolidated EBITDA for such period) Consolidated EBITDA shall be determined on a pro forma basis to give effect to such acquisition or disposition as if such acquisition or disposition had occurred immediately prior to the commencement of the period for which Consolidated EBITDA is to be determined.
“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, without duplication and to the extent deducted in the determination of such Consolidated EBITDA, consolidated fixed minimum store rental expense for such period, all determined on a consolidated basis in accordance with GAAP; provided that, if on or prior to the applicable date of determination of Consolidated EBITDAR, an acquisition or disposition outside of the ordinary course of business has occurred that has the effect of increasing or decreasing Consolidated EBITDAR, then (without duplication of adjustments made in determining Consolidated EBITDA for such period) Consolidated EBITDAR shall be determined on a pro forma basis to give effect to such acquisition or disposition as if such acquisition or disposition had occurred immediately prior to the commencement of the period for which Consolidated EBITDAR is to be determined.
“Consolidated Fixed Charges” means, for any period, the sum of (a) consolidated interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations but excluding any interest expense in respect of Indebtedness of any ETC Entity, except to the extent actually paid by the

Company or a Consolidated Subsidiary other than, if it is a Consolidated Subsidiary, any ETC Entity), of the Company and the Consolidated Subsidiaries for such period, plus (b) consolidated fixed minimum store rental expense of the Company and the Consolidated Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP; provided that, if on or prior to the applicable date of determination of Consolidated Fixed Charges, an acquisition or disposition outside of the ordinary course of business has occurred that has the effect of increasing or decreasing Consolidated Fixed Charges, then Consolidated Fixed Charges shall be determined on a pro forma basis to give effect to such acquisition or disposition as if such acquisition or disposition had occurred immediately prior to the commencement of the period for which Consolidated Fixed Charges is to be determined.
“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Subsidiary” means any Subsidiary (other than an Unrestricted Subsidiary), the accounts of which are, or are required to be, consolidated with those of the Company in the Company’s periodic reports filed under the Securities Exchange Act of 1934. For the avoidance of doubt, the ETC Entities shall not constitute Consolidated Subsidiaries.
“Control” means, with respect to a specified Person, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covenant Period” has the meaning set forth in Section 5.06.
“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 8.21.

“Credit Card Agreement” means any agreement between a Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards or mall cards), on the other hand.
“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Collateral Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.
“Credit Card Receivables” means any Account or Payment Intangible due to any Loan Party in connection with purchases from and other goods and services provided by such Loan Party on (a) Visa, MasterCard, American Express, Discover and any other credit card issuers that are reasonably acceptable to the Collateral Agent and PayPal and (b) such other credit cards (it being understood that such term, for purposes hereof, includes debit cards) as the Collateral Agent shall approve from time to time in its Permitted Discretion, in each case which have been originated in the ordinary course of business by such Loan Party and earned by performance by such Loan Party but not yet paid to such Loan Party by the credit card issuer or the credit card processor, as applicable, and which represents the bona fide amount due to a Loan Party from such credit card processor or credit card issuer; provided that, in any event, “Credit Card Receivables” shall exclude Accounts and Payment Intangibles due in connection with credit cards issued by Affiliates.
“Credit Exposure” means a Revolving Exposure, an exposure of any other Class or any combination thereof, as the context requires.
“Credit Party” means the Agents, each Issuing Bank or any other Lender.
“Credit Rating” means, in the case of S&P, the “Issuer Credit Rating” assigned by S&P to the Company and, in the case of Moody’s, the “Corporate Family Rating” assigned by Moody’s to the Company.
“Daily Simple SOFR” means, for any day~~,~~  (a “SOFR~~, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~ Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans, participations in Letters of Credit or Protective Advances within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Company, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within five Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Protective Advances (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such confirmation), (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, in each case as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder, (ii) the Administrative Agent may, by notice to the Company and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply and (iii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or any state, province or territory of the foregoing or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Real Estate Subsidiary” means each Domestic Subsidiary designated by the Company to the Administrative Agent in writing at any time following the Restatement Effective Date for the purpose of including the Eligible Real Property of such Subsidiary in the Borrowing Base subject to the terms and conditions hereof.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.
“Disqualified Equity Interest” means, any Equity Interest in the Company that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in the Company that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, prior to the Specified Date;
(b)    is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in the Company that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), prior to the Specified Date; or
(c)    is redeemable (other than solely for Equity Interests in the Company that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any of its Affiliates, in whole or in part, at the option of the holder thereof, prior to the Specified Date; provided that this clause (c) shall not apply to any requirement of mandatory redemption or repurchase that is contingent upon an asset disposition or the incurrence of Indebtedness if such mandatory redemption or repurchase can be avoided through repayment or prepayment of Loans or through investments by the Company or the Consolidated Subsidiaries in assets to be used in their businesses.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.
~~“Early Opt-in Election” means, if the then current Benchmark with respect to US Dollars is the Adjusted LIBO Rate, the occurrence of:~~
~~(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding US Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, Term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.~~
“EEA Financial Institution” means (a) any institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means April 30, 2020.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Accounts” means, at any time, the Accounts owned by any Loan Party and in which such Loan Party has good and marketable title, but excluding Credit Card Receivables and any other Account:

(a)    which is not subject to a first priority (subject to a Lien described in clause (a) or (b) in the definition of “Permitted Encumbrances”) perfected Lien in favor of the Collateral Agent pursuant to the Collateral Agreements securing the Obligations;
(b)    which is subject to any Lien whatsoever, other than (i) a Lien in favor of the Collateral Agent, (ii) Permitted Encumbrances (other than those described in clauses (a) and (b) in the definition of “Permitted Encumbrances”) that do not have priority over the Liens securing the Obligations created by the Collateral Agreements and (iii) Liens permitted under Section 5.08(b)(x);
(c)    (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible;
(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;
(e)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates to the Loan Parties exceeds 25% of the aggregate Eligible Accounts (or, in the case of M.H. Alshaya Co. and its Affiliates, exceeds $50,000,000); provided that the amount of Eligible Accounts that are excluded because they exceed the percentage set forth in this clause (e) shall be determined based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based on the foregoing concentration limit;
(f)    with respect to which any covenant, representation or warranty contained in this Agreement or in the other Loan Documents has been breached or is not true;
(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Collateral Agent which has been sent to the applicable Account Debtor, (iii) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (iv) relates to payments of interest;
(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or if such Account is in respect of an invoice that is duplicative of a previously invoiced Account;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;
(j)    which is owed by an Account Debtor which (i) is the subject of any Bankruptcy Event, (ii) is liquidating, dissolving or winding up its affairs, (iii) is otherwise deemed not creditworthy by the Collateral Agent in its Permitted Discretion, (iv) has admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) has become insolvent or (vi) has ceased operation of its business;
(k)    which is owed by an Account Debtor which has sold all or substantially all its assets;
(l)    which is owed by an Account Debtor that (i) does not have its head office, registered office, principal place of business or chief executive office in the United States or Canada or (ii) is not organized under applicable law of (A) the United States or any state of the United States or (B) Canada or any province or territory of Canada unless, in any such case, such Account is backed by a letter of credit or trade insurance (in the case of Accounts backed by trade insurance, not to exceed $50,000,000), in each case acceptable to the Collateral Agent which, in each case, is in the possession of, and is directly drawable by, the Collateral Agent or otherwise subject to a pledge in favor of the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent;
(m)    which is owed in any currency other than US Dollars or Canadian Dollars;
(n)    which is owed by (i) any Governmental Authority of any country other than the United States or Canada unless such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of, and is directly drawable by, the Collateral Agent, (ii) any Governmental Authority of the United States or Canada, or any department, agency, public corporation, or instrumentality thereof, unless any steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Collateral Agent’s satisfaction, including in respect of the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), or (iii) any Governmental Authority of any State of the United States, any province or territory of Canada or any other Governmental Authority not referred to in clause (i) or (ii) above;
(o)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or equityholder of any Loan Party or any of its Affiliates;
(p)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted or which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor; provided that the excess of the Accounts of such Account Debtor over the aggregate amount of such indebtedness, security, deposits, progress payments, retainage and other similar advances, shall not be excluded pursuant to this clause (p);
(q)    which is subject to any counterclaim, deduction, defense, setoff or dispute; provided that the excess of such Accounts over such counterclaims, deductions, defenses, setoffs or disputes shall not be excluded pursuant to this clause (q);
(r)    which is evidenced by any promissory note, judgment, chattel paper or instrument;
(s)    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or is qualified to do business in such jurisdiction;
(t)    with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of any such reduction), or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;
(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(v)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party;
(w)    which is owed by an Account Debtor that is a Sanctioned Person; or
(x)    which is not a true and correct statement of a bona fide obligation incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
provided, however, that the Collateral Agent may, in its Permitted Discretion and upon prior written notice to the Company, deem any Account ineligible, or impose additional eligibility criteria, based on the results of the most recent field examination or Inventory appraisal conducted pursuant to Section 5.23.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Collateral Agent’s Permitted Discretion and upon prior written notice to the Company, be reduced by, without duplication, to the extent not reflected in such face amount, (i) to the extent not otherwise reflected in the eligibility criteria, the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.
Notwithstanding anything to the contrary contained herein, no Account acquired by any Loan Party after the Effective Date outside the ordinary course of business, or acquired or originated by any Person that becomes a Loan Party after the Effective Date, shall be included in determining Eligible Accounts until a field examination with respect thereto has been completed to the satisfaction of the Collateral Agent in its Permitted Discretion (it being understood and agreed that additional field examinations conducted at the Company’s election pursuant to this paragraph shall not count against the number of field examinations permitted pursuant to Section 5.23).
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company, any Subsidiary or other Affiliate of the Company or its Subsidiaries; provided that an Eligible Assignee shall not include a Defaulting Lender.
“Eligible Component Inventory” means, at any time, any Inventory owned by any Loan Party (and in which such Loan Party has good and marketable title) that is excluded from Eligible Inventory solely because such Inventory is not finished goods or constitutes work-in-process or subassemblies.
“Eligible Credit Card Receivables” means, as of any date of determination, each Credit Card Receivable that satisfies all the requirements set forth below:
(a)    such Credit Card Receivable is owned by a Loan Party and such Loan Party has good and marketable title to such Credit Card Receivable;
(b)    such Credit Card Receivable has not been outstanding for more than five Business Days;
(c)    the credit card issuer or the credit card processor of the applicable credit card with respect to such Credit Card Receivable (i) is not the subject of any Bankruptcy Event, (ii) is not liquidating, dissolving or winding up its affairs, (iii) is not otherwise deemed not creditworthy by the Collateral Agent in its Permitted Discretion, (iv) has not admitted in writing its inability, or is not generally unable to, pay its debts as they become due, (v) has not become insolvent and (vi) has not ceased operation of its business;

(d)    such Credit Card Receivable is a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;
(e)    such Credit Card Receivable is subject to a first priority (subject to a Lien described in clause (a) or (b) in the definition of “Permitted Encumbrances”) perfected Lien in favor of the Collateral Agent pursuant to the Collateral Agreements;
(f)    such Credit Card Receivable is not subject to any Lien whatsoever, other than (i) a Lien in favor of the Collateral Agent, (ii) Permitted Encumbrances (other than those described in clauses (a) and (b) in the definition of “Permitted Encumbrances”) that do not have priority over the Liens securing the Obligations created by the Collateral Agreements and (iii) Liens permitted under Section 5.08(b)(x);
(g)    such Credit Card Receivable conforms in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;
(h)    if such Credit Card Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, or if a claim, counterclaim, offset or chargeback has been asserted by the applicable credit card issuer or credit card processor, the face amount thereof for purposes of determining the Borrowing Base has been reduced by the amount of such unpaid and/or accrued credit card processor fees or such claim, counterclaim, offset or chargeback;
(i)    such Credit Card Receivable is subject to a Credit Card Notification; and
(j)    such Credit Card Receivable is not evidenced by chattel paper or an instrument of any kind unless such chattel paper or instrument is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent;
provided, however, the Collateral Agent may, in its Permitted Discretion and upon prior written notice to the Company, deem any Credit Card Receivable ineligible, or impose additional eligibility criteria, based on the results of the most recent field examination or Inventory appraisal conducted pursuant to Section 5.23.
In determining the amount of an Eligible Credit Card Receivable, the face amount thereof may, in the Collateral Agent’s Permitted Discretion and upon prior written notice to the Company, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with the credit card arrangements applicable thereto and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Loan Party to reduce the amount of such Eligible Credit Card Receivable.

Notwithstanding anything to the contrary contained herein, no Credit Card Receivable acquired by any Loan Party after the Effective Date outside the ordinary course of business, or acquired or originated by any Person that becomes a Loan Party after the Effective Date, shall be included in determining Eligible Credit Card Receivables until a field examination with respect thereto has been completed to the satisfaction of the Collateral Agent in its Permitted Discretion (it being understood and agreed that additional field examinations conducted at the Company’s election pursuant to this paragraph shall not count against the number of field examinations permitted pursuant to Section 5.23).
“Eligible Inventory” means, at any time, the Inventory owned by any Loan Party (and in which such Loan Party has good and marketable title), but excluding any Inventory:
(a)    which is not subject to a first priority perfected (subject to a Lien described in clause (a) or (b) in the definition of “Permitted Encumbrances”) Lien in favor of the Collateral Agent pursuant to the Collateral Agreements securing the Obligations;
(b)    which is subject to any Lien whatsoever, other than (i) a Lien in favor of the Collateral Agent, (ii) Permitted Encumbrances (other than those described in clauses (a) and (b) in the definition of “Permitted Encumbrances”) that do not have priority over the Liens securing the Obligations pursuant to the terms of the Collateral Agreements, (iii) Liens permitted under Section 5.08(b)(x) and (iv) in the case of Inventory at a warehouse or other third party storage facility or in transit with a common carrier or other third party carrier, any Lien in respect of which an appropriate Reserve shall have been established by the Collateral Agent in its Permitted Discretion;
(c)    which is slow moving, out of season, obsolete, unmerchantable, defective, used or unfit for sale; provided that, this clause (c) shall not exclude (i) slow moving Inventory located at a clearance center that has been appropriately priced consistent with the Company’s customary practices and (ii) Inventory solely due to such Inventory consisting of out of season products or components thereof;
(d)    with respect to which any covenant, representation or warranty contained in this Agreement or in the other Loan Documents has been breached or is not true or which does not conform to all standards imposed by any Governmental Authority in the United States or Canada;
(e)    in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Inventory) or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)    which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(g)    which is not located in the United States or Canada or is in transit with a common carrier or other third party carrier from vendors and suppliers; provided that Inventory in transit within the United States or Canada may be included as Eligible Inventory so long as:
(i)    if the applicable Loan Party’s rights with respect thereto are evidenced by a bill of lading or comparable document, such document either (A) is non-negotiable or (B) has been delivered to the Collateral Agent,
(ii)    the common carrier or other third party carrier is not an Affiliate of the Loan Parties or of the applicable vendor or supplier, and
(iii)    the customs broker is not an Affiliate of the Loan Parties or of the applicable vendor or supplier; ~~provided that this clause (iii) shall not apply to Retail Brokerage Solutions, LLC;~~
(h)    which is located in any real property leased by a Loan Party unless (i) the lessor has executed and delivered to the Collateral Agent a Collateral Access Agreement (subject to the grace period in clause (e) of the definition of “Collateral and Guarantee Requirement”) or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such location has been established by the Collateral Agent in its Permitted Discretion;
(i)    which is located at any warehouse or other third party storage facility or is otherwise in the possession of a bailee (other than a third party processor) and (i) is evidenced by a negotiable warehouse receipt or comparable document unless such document has been delivered to the Collateral Agent or (ii) is not evidenced by a document, unless (A) such warehouseman or other bailee has executed and delivered to the Collateral Agent a Collateral Access Agreement (subject to the grace period in clause (e) of the definition of “Collateral and Guarantee Requirement”) and such other documentation as the Collateral Agent may require in its Permitted Discretion or (B) an appropriate Reserve has been established by the Collateral Agent in its Permitted Discretion;
(j)    which is a discontinued product or component thereof;
(k)    which is the subject of a consignment by a Loan Party as consignor;
(l)    which is perishable;

(m)    which contains or bears any Intellectual Property rights licensed to a Loan Party unless the Collateral Agent in its Permitted Discretion is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(n)    which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Collateral Agent as “in transit” Inventory); or
(o)    for which reclamation rights have been asserted by the seller;
provided, however, the Collateral Agent may, in its Permitted Discretion and upon prior written notice to the Company, deem any Inventory ineligible, or impose additional eligibility criteria, based on the results of the most recent field examination or Inventory appraisal conducted pursuant to Section 5.23.
Notwithstanding the foregoing, (i) the amount of Inventory shall be adjusted (A) as required to eliminate intercompany profit and (B) to true up cost by eliminating intercompany performance incentives and (ii) the aggregate amount of Inventory included in the Borrowing Base pursuant to the proviso to clause (c) shall not exceed $50,000,000.
Notwithstanding anything to the contrary contained herein, no Inventory acquired by any Loan Party after the Effective Date other than in the ordinary course of business, or acquired or created by any Person that becomes a Loan Party after the Effective Date, shall be included in determining Eligible Inventory until an appraisal with respect thereto has been completed to the satisfaction of the Collateral Agent in its Permitted Discretion (it being understood and agreed that additional appraisals conducted at the Company’s election pursuant to this paragraph shall not count against the number of appraisals permitted pursuant to Section 5.23).
“Eligible Real Property” means, on any date, the real property owned in fee by a Loan Party (i) that is acceptable in the Permitted Discretion of the Collateral Agent for inclusion in the Borrowing Base, (ii) in respect of which a Real Property Appraisal has been delivered to the Collateral Agent prior to its inclusion in the Borrowing Base and during the 12-month period ending on such date, (iii) in respect of which the Collateral Agent is satisfied that all actions necessary or desirable in order to create a perfected first priority Lien on such real property in favor of the Collateral Agent have been taken, including the filing and recording of Mortgages, (iv) in respect of which an environmental assessment report has been completed and delivered to the Collateral Agent in form and substance reasonably satisfactory to the Lenders and which does not indicate any pending, threatened or existing Environmental Liability, or noncompliance with any Environmental Law, (v) in respect of which the Company shall have delivered a fully-paid valid title insurance policy in form and substance reasonably satisfactory to the Collateral Agent naming the Collateral Agent as the insured for the benefit of the

Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent, insuring the Lien of such Mortgage as a valid and enforceable first priority Lien on the Eligible Real Property described therein, with such customary endorsements reasonably requested by the Collateral Agent and (vi) if requested by the Collateral Agent: (A) a completed ALTA survey reasonably acceptable to the Collateral Agent has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to the Collateral Agent and the issuer of the title insurance policy in a manner reasonably satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and acceptable to the Agent; (B) in respect of which local counsel for the Company in states in which the Eligible Real Property is located have delivered a letter of opinion with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; (C) in respect of which the Company shall have used its commercially reasonable best efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property and such other consents, agreements and confirmations of lessors and third parties have been delivered to the Collateral Agent as the Collateral Agent may deem necessary or desirable; and (D) a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination obtained with respect to such Eligible Real Property, together with evidence that all other customary actions that the Collateral Agent may reasonably deem necessary or desirable in order to create perfected first priority Liens on the property described in the Mortgages in favor of the Collateral Agent have been taken; provided, however, Eligible Real Property shall exclude (a) any real property located outside of the United States of America and (b) any Flood Hazard Property.
“Enhanced Borrowing Base Reporting Period” means (a) any period during which a Specified Event of Default has occurred and is continuing or (b) any period (1) commencing on any day when Specified Excess Availability has for three consecutive Business Days been less than or equal to the greater of (x) $100,000,000 and (y) 15% of the Maximum Borrowing Amount and (2) ending after Specified Excess Availability has been greater than the amount set forth in clause (1) above for 20 consecutive days during which period no Specified Event of Default shall have occurred and be continuing.
“Environmental Laws” means all applicable laws, rules, regulations, codes, orders-in-council, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Consolidated Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any

Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ETC Entity” means (i) any Person (including Easton Town Center, LLC, Easton Gateway, LLC and MORSO Holding Co.) engaged primarily in the ownership, management, leasing, development or operation of real property located in or around the Columbus, Ohio Easton Shopping Center and (ii) any Person substantially all of the assets of which consist of equity interests in or debt of any Person described in clause (i).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
~~“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to a LIBO Rate.~~
“Event of Default” has the meaning set forth in Section 6.01.
“Excess Availability” means, at any time, an amount equal to (a) the Maximum Borrowing Amount, minus (b) the Aggregate Credit Exposure (which, solely for purposes of determining Average Daily Excess Availability, shall exclude Protective Advances), in each case outstanding at such time.
“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the Spot Rate.
“Excluded Deposit Accounts” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses (including payroll taxes) in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account, (c) any deposit account the funds in which consist solely of (i) funds held by the Company or any Subsidiary Loan Party in trust for any director, officer or employee of the Company or any Subsidiary Loan Party or any employee benefit plan maintained by the Company or any Subsidiary Loan Party or (ii) funds representing deferred compensation for the directors and employees of the Company and the Subsidiary Loan Parties, (d) any deposit account the funds in which consist solely of cash earnest money deposits or funds deposited under escrow or similar arrangements in connection with any letter of intent or purchase agreement for any transaction permitted hereunder and (e) other deposit accounts to the extent the aggregate daily balance in all such accounts does not at any time exceed $100,000.
“Excluded Securities Account” means any securities account the securities entitlements in which consist solely of (a) securities entitlements held by the Company or any Subsidiary Loan Party in trust for any director, officer or employee of the Company or any Subsidiary Loan Party or any employee benefit plan maintained by the Company or any Subsidiary Loan Party or (b) securities entitlements representing deferred compensation for the directors and employees of the Company and the Subsidiary Loan Parties.
“Excluded Subsidiary” means:
(a)    any Immaterial Subsidiary,
(b)    any Consolidated Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation (in the case of any such contractual obligation, where such contractual obligation exists on the Restatement Effective Date or on the date such entity becomes a Consolidated Subsidiary, as long as such contractual obligation was not entered into in contemplation of such person becoming a Consolidated Subsidiary) from Guaranteeing the Obligations or that would require a governmental (including regulatory) or third party consent, approval, license or authorization to Guarantee the Obligations (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) for so long as the applicable prohibition or restriction is in effect and unless and until such consent has been received, it being understood that the Company and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization,
(c)    any not-for-profit subsidiary,
(d)    any Captive Insurance Subsidiary or subsidiary that is a broker-dealer,
(e)    any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing) and any Receivables Subsidiary,

(f)    (i) any Domestic Subsidiary that is a disregarded subsidiary for Tax purposes or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any Subsidiary described in the preceding clause (i),
(g)    any Subsidiary that is not a wholly-owned Consolidated Subsidiary,
(h)    any Consolidated Subsidiary acquired pursuant to an acquisition or other Investment permitted by this Agreement that has Indebtedness at the time of such acquisition or Investment, and not incurred in contemplation thereof, and any Consolidated Subsidiary thereof that guarantees such Indebtedness, in each case to the extent the terms of such Indebtedness prohibit such Consolidated Subsidiary from becoming a Subsidiary Loan Party,
(i)    any Consolidated Subsidiary if the provision of a Guarantee of the Obligations could reasonably be expected to result in adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries or parent companies that are not de minimis as determined by the Company in good faith, and
(k)    any other Consolidated Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Company, the burden or cost of Guaranteeing the Obligations outweighs the benefits afforded thereby.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) income, franchise or similar Taxes and branch profits Taxes, in each case, imposed on (or measured by) such Recipient’s net income by the United States of America, (b) income, franchise or similar Taxes and branch profits Taxes, in each case, imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or which are imposed by reason of any present or former connection between such Lender and the jurisdiction imposing such Taxes, other than solely as a result of this Agreement or any Loan or transaction contemplated hereby, (c) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any U.S. federal withholding Tax that is in effect and would apply to amounts payable to or for the account of such Lender under applicable law at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, under applicable law at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to any such withholding Tax pursuant to Section 2.16(a), (d) any Tax that is attributable to such Lender’s or any other recipient’s failure to comply with Section 2.16(f), (e) any U.S. federal Taxes imposed under FATCA, and (f) any Canadian withholding tax that is imposed as a result of a Recipient not dealing at arm’s length (within the meaning of the ITA) with the payer at the time of such payment.

“Existing Credit Agreement” has the meaning set forth in the introductory statement of this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with); any current or future regulations or official interpretations thereof; any intergovernmental agreements entered into thereunder and any law, regulation or official guidance adopted pursuant to any such intergovernmental agreements; and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“Fiscal Month” means any fiscal month as set forth in the calendar published by the National Retail Federation.
“Fiscal Year” means any fiscal year as set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday on or nearest (whether following or preceding) January 31 of the following calendar year.
“Flood Hazard Property” means any real property improved by a Building (as defined in the Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the Flood Insurance Laws) that on the relevant date of determination is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters

Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~the LIBO Rate~~Adjusted Term SOFR or Adjusted Daily Simple SOFR, as applicable.
“Foreign Lender” means any Lender that is not a U.S. Person or, as applicable in the case of a Loan or Commitment to a Canadian Borrower, a Lender that is not resident in Canada for purposes of the ITA.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America.
“Gift Card Reserve” means, at any time, the sum of (a) 50% of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory and (b) 50% of the aggregate amount at such time of outstanding customer deposits and merchandise credits entitling the holder thereof to use all or a portion of such deposit or credit to pay all or a portion of the purchase price of Inventory.
“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, local, provincial or territorial, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes in each case which are regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“IBA” has the meaning set forth in Section 1.08.
“Immaterial Subsidiaries” means, at any time, Consolidated Subsidiaries that (a) are Domestic Subsidiaries or Canadian Subsidiaries and (b) at such time, in the aggregate for all such Subsidiaries, (i) directly own less than 10% of the amount of Qualifying Assets owned directly by all Consolidated Subsidiaries that are Domestic Subsidiaries or Canadian Subsidiaries and (ii) directly own accounts receivable and inventory representing less than 5% of the book value of the accounts receivable and inventory directly owned by all Consolidated Subsidiaries that are Domestic Subsidiaries or Canadian Subsidiaries.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Revolving Commitments of any tranche and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.08.
“Incremental Lender” means a Lender with an Incremental Revolving Commitment.
“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.08, to make Incremental Revolving Loans of any tranche, and, if provided in such Incremental Facility Agreement, to acquire participations in Letters of Credit and Protective Advances of such tranche, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure under such Incremental Facility Agreement.
“Incremental Revolving Loan” means a Loan made pursuant to a tranche of Incremental Revolving Commitments.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property (other than inventory) or services (excluding accruals and trade accounts payable arising in the ordinary course of business), (d) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person and (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insolvency Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial, foreign or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.
“Intellectual Property” has the meaning assigned to such term in the Collateral Agreements.
“Intercreditor Agreement” means (a) the Intercreditor Agreement dated as of June 18, 2020, among the Administrative Agent and U.S. Bank National Association, as amended, restated, supplemented or otherwise modified from time to time or (b) any other customary intercreditor or subordination agreement or arrangement among the Loan Parties, the Collateral Agent and the trustee, agent or other representative for holders of any Indebtedness secured by Non-ABL Priority Collateral or second priority Liens contemplated by clause (b)(x) of Section 5.08, as applicable, which intercreditor agreement shall be consistent with the then existing market practice and reasonably acceptable to the Required Lenders (it being understood that (i) any such intercreditor agreement shall be considered approved by a Lender if made available to such Lender by the Administrative Agent (through Intralinks or similar facility) and such Lender is informed that such intercreditor agreement shall be considered approved by it if there is no objection within five Business Days, and no such objection is made and (ii) such intercreditor agreement shall be deemed accepted if approved or deemed approved by the Required Lenders).
“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Protective Advance), the last ~~day~~Business Day of each March, June, September and December, (b) with respect to any ~~Eurodollar~~Term SOFR or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing with an Interest Period of more than three-months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three-months’ duration after the first day of such Interest Period ~~and~~, (c) with respect to any Daily Simple SOFR Loan (if such Type of Loan is applicable pursuant to Section 2.13), (1) each date that is on the numerically corresponding date in each calendar month that is three months after the borrowing of, or conversion to, such Daily Simple SOFR Loan (provided that (i) if any such date is not a Business Day, such date shall be the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) if there is no such numerically corresponding date in the applicable month, then such date shall be the last Business Day of such calendar month) and (2) the Maturity Date and (d) with respect to any Protective Advance, the day that such Loan is required to be repaid.
“Interest Period” means, with respect to any ~~Eurodollar~~Term SOFR Borrowing or CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (except in the case of CDOR Rate Borrowings) six months thereafter or, if available from all participating Lenders, 12 months thereafter, in each case as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a ~~Eurodollar~~Term SOFR Borrowing or CDOR Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.13(f) shall be available and (iv) any Interest Period that would otherwise end after the Maturity Date will end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
~~“Interpolated Rate” means, (A) with respect to any Eurodollar Loan for any Interest Period or clause (c) of the definition of the term “Alternate Base Rate”, a rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest period (for which such LIBO Screen Rate is available) that is shorter than the Interest Period for such Eurodollar Loan and (b) the applicable LIBO Screen Rate for the shortest period (for which such LIBO Screen Rate is available) that is longer than the Interest Period for such Eurodollar Loan, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (B) with respect to any CDOR Rate Loan for any Interest Period, a rate per annum (rounded upward to the next 1/100th of 1% (with 0.005% being rounded up)) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from~~

~~interpolating on a linear basis between (a) the applicable CDO Screen Rate for the longest period (for which such CDO Screen Rate is available) that is shorter than the Interest Period for such CDOR Rate Loan and (b) the applicable CDO Screen Rate for the shortest period (for which such CDO Screen Rate is available) that is longer than the Interest Period for such CDOR Rate Loan, in each case at or about approximately 10:00 a.m., Toronto time, on the applicable date of determination two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.~~
“Inventory” has the meaning specified in the UCC.
“Investment” has the meaning set forth in Section 5.17.
“IRS” means the United States Internal Revenue Service.
~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Bank” means, as applicable, (a) with respect to Letters of Credit to be participated in under the Revolving Commitments, (i) JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, (ii) Goldman Sachs Bank USA, in its capacity as an issuer of Letters of Credit hereunder, (iii) Bank of America, N.A., in its capacity as an issuer of Letters of Credit (denominated in US Dollars only) hereunder, (iv) Citibank, N.A., in its capacity as an issuer of Letters of Credit hereunder, (v) HSBC Bank USA, N.A., in its capacity as an issuer of Letters of Credit hereunder, (vi) Wells Fargo Bank, National Association, in its capacity as an issuer of Letters of Credit hereunder, (vii) Barclays Bank PLC, in its capacity as an issuer of Letters of Credit (standby only) hereunder, (viii) any other Revolving Lender or Affiliate of a Revolving Lender designated by the Company (with such Revolving Lender’s consent) as an Issuing Bank with respect to such Letters of Credit in a written notice to the Administrative Agent and (ix) their respective successors in such capacity as provided in Section 2.05(i) and (b) with respect to Letters of Credit to be participated in under the Commitments of any other Class, (i) any Lender of such Class or Affiliate of a Lender of such Class named as such in the Incremental Facility Agreement pursuant to which such Commitments were established, (ii) any other Lender of such Class or Affiliate of a Lender of such Class designated by the Company (with such Lender’s consent) as an Issuing Bank with respect to such Letters of Credit in a written notice to the Administrative Agent and (iii) its respective successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by or through Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“ITA” means the Income Tax Act (Canada).
“Judgment Currency” has the meaning set forth in Section 8.18(b).
“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. Each Issuing Bank’s LC Commitment shall be equal to (x) the amount set forth in clause (i) of the third sentence of Section 2.05(b) divided by (y) the number of Issuing Banks at such time, or such other amount as agreed by such Issuing Bank and the Company; provided that from and after the Restatement Effective Date, no Issuing Bank’s LC Commitment shall be increased without such Issuing Bank’s consent.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, with respect to any Class as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit of such Class plus the aggregate of all LC Disbursements in respect of Letters of Credit of such Class that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule of law or standard practices to which any Letter of Credit is subject (including Rules 3.13 and 3.14 of the ISP and Article 36 of the UCP), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The LC Exposure with respect to any Class of any Lender of such Class at any time shall be its Applicable Percentage in respect of such Class of the total LC Exposure in respect of such Class at such time, subject to adjustment pursuant to any LC Exposure Reallocation. An LC Exposure Reallocation permitted hereunder shall be effective upon election by the Company as provided in Section 2.19, and shall be rescinded with respect to any Lender that is a Defaulting Lender at the time it ceases to be a Defaulting Lender or at the time its applicable Commitment is assigned pursuant to Section 2.18(b) or terminated pursuant to Section 2.18(c).
“LC Exposure Reallocation” means an adjustment to the LC Exposure of each Lender of any applicable Class that is a non-Defaulting Lender, to take account of a Lender or Lenders of such Class being or becoming a Defaulting Lender, that increases the LC Exposure of each Lender of such Class that is not a Defaulting Lender to equal its Applicable Percentage in respect of such Class (determined as though the Commitment of each Lender of such Class that is a Defaulting Lender were reduced to zero) of the total LC Exposure in respect of such Class, in order to support its ratable share of the LC

Exposure of such Class of the relevant Defaulting Lender or Defaulting Lenders. In the event of an LC Exposure Reallocation (a) the LC Exposure of the relevant Lender that is a Defaulting Lender shall not be decreased, but (b) the LC Exposure of each Lender of the applicable Class that is not a Defaulting Lender shall be increased as provided above, and such Lender’s increased LC Exposure of such Class shall apply for all purposes of this Agreement, including for purposes of determining its Credit Exposure and participation fees payable with respect to its LC Exposure. Notwithstanding any other provision of this Agreement, an LC Exposure Reallocation shall not be permitted if, after giving effect thereto, the Credit Exposure of any Lender of such Class shall exceed its Commitment of such Class.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto (i) pursuant to an accession agreement as contemplated in Section 2.08(d), (ii) pursuant to an Assignment and Assumption as contemplated in Section 8.04(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or (iii) pursuant to an Incremental Facility Agreement. Unless the context otherwise requires, the term “Lenders” includes the Administrative Agent in its capacity as lender of Protective Advances.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include, if applicable, any bankers’ acceptance resulting from any such letter of credit, so long as such banker’s acceptance matures within the period provided for in Section 2.05(c).
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
~~“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for US Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period with respect to US Dollars then the LIBO Rate shall be the Interpolated Rate.~~
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.
“Loan Documents” means this Agreement, the Collateral Documents and the Restatement Agreement.

“Loan Parties” means the Borrowers and the Subsidiary Loan Parties.
“Loans” means the loans (including Protective Advances) made by the Lenders to the Borrowers pursuant to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial position or results of operations of the Company and the Consolidated Subsidiaries, taken as a whole, (b) the ability of any Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement or the Collateral Agreements.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Consolidated Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Consolidated Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Consolidated Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means any (i) Designated Real Estate Subsidiary or (ii) Consolidated Subsidiary that (a) is a wholly-owned Domestic Subsidiary or a wholly-owned Canadian Subsidiary and (b) is not an Excluded Subsidiary.
“Maturity Date” means August 3, 2026; provided that in the event that (i) Specified Excess Availability projected by the Borrowers on a reasonable basis for each of the 60 days immediately preceding and each of the 60 days succeeding the maturity date for a series of Senior Notes with an outstanding principal amount at such time exceeding $25,000,000 (the “Subject Notes”) is less than $200,000,000 (calculated on a pro forma basis for the repayment of the Subject Notes) and (ii) the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the most recent Test Period is less than 1.10 to 1.00 (calculated on a pro forma basis for the repayment of the Subject Notes), then the Maturity Date shall be the date that is 91 days prior to the scheduled maturity date of such series of Senior Notes.
“Maximum Borrowing Amount” means, at any time, the lesser of (a) the Aggregate Commitments at such time and (b) the Borrowing Base at such time.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent to secure the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Mortgaged Property” means each parcel of real property (together with any adjoining or other parcels of real property integral to the operation of any facility owned by any Loan Party that shall be subject to a Mortgage; provided that such additional parcels of real property shall not constitute Mortgaged Property if the applicable Loan Party is unable to deliver a Mortgage encumbering such additional parcels despite using commercially reasonable efforts to deliver them) located in the United States of America owned in fee by a Loan Party, and the improvements thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as identified in the most recent field examination or Inventory appraisal conducted pursuant to Section 5.23, as applicable, net of all costs of liquidation thereof.
“Non-ABL Priority Collateral” means, at any time, all the following assets that constitute Collateral, whether now owned or hereafter acquired and wherever located: (a) all real property, related appurtenant rights and Fixtures and interests therein (including both fee and leasehold interests) (x) located outside the United States of America and (y) located in the United States of America if Eligible Real Property is not included in the Borrowing Base at such time; (b) all Equipment; (c) all Intellectual Property (other than any computer programs and any support and information relating thereto that constitute Inventory); (d) all Equity Interests and other Investment Property (other than Investment Property constituting ABL Priority Collateral under clause (d) or (g) of the definition of such term); (e) all Commercial Tort Claims; (f) all insurance policies relating to Non-ABL Priority Collateral, but, for the avoidance of doubt, excluding business interruption insurance and credit insurance with respect to any Accounts; (g) except to the extent constituting ABL Priority Collateral under clause (g) of the definition of such term, all Documents, all General Intangibles, all Instruments and all Letter-of-Credit Rights; (h) all other Collateral not constituting ABL Priority Collateral; (i) all collateral and guarantees given by any other Person with respect to any of the foregoing, and all Supporting Obligations (including Letter-of-Credit Rights) with respect to any of the foregoing; (j) all books and Records to the extent relating to any of the foregoing; and (k) all products and Proceeds of the foregoing. Notwithstanding the foregoing, the term “Non-ABL Priority Collateral” shall not include any assets referred to in clauses (a) through (e) of the definition of the term “ABL Priority Collateral”. Capitalized terms used in this definition but not defined herein have the meanings assigned to them in the Collateral Agreements.
“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 8.02 or Section 8.02A, and that has been consented to by the Required Lenders (or (a) in circumstances where Section 8.02 does not require the consent of the Required Lenders as a result of clause (ii) of the second proviso in Section 8.02(b), a majority in interest of the Lenders of the affected
Class or (b) in circumstances where Section 8.02A does not require the consent of the Required Lenders, the Supermajority Lenders).

“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“OA Payment Obligations” has the meaning assigned to such term in the definition of “Open Account Agreement”.
“Obligations” has the meaning set forth in the Collateral Agreements.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.
“Open Account Agreement” means any agreement between or among a Lender or any of its Affiliates and the Company or any Subsidiary, as identified to the Collateral Agent as an “Open Account Agreement” for purposes of this Agreement by the Company from time to time, pursuant to which the Company or such Subsidiary has committed to pay such Lender or its Affiliates (a) amounts on account of any account receivable purchased by such Lender or its Affiliates from certain vendors of the Company and its Consolidated Subsidiaries, (b) amounts on account of any account payable of the Company or such Subsidiary owing to certain of its vendors that such Lender or its Affiliates has paid on behalf of the Company or such Subsidiary (including, for the avoidance of doubt, any so called “payment undertaking” or “corporate payment undertaking”-based buyer-centric supply chain finance programs), (c) the amount of any overdrafts created by such Lender or its Affiliates to pay vendors other than those referred to in clauses (a) and (b) above, and (d) certain processing fees thereunder (the obligations to pay the amounts referred to in clauses (a), (b), (c) and (d), collectively, the “OA Payment Obligations”).
“Other Taxes” means any and all present or future recording, stamp, documentary, intangible filing, excise, property or similar taxes, charges or levies imposed by the United States of America or any political subdivision thereof arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurodollar borrowings~~eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant Register” has the meaning set forth in Section 8.04(c)(iii).
“Patriot Act” has the meaning set forth in Section 8.15.
“Payment” has the meaning set forth in Section 7.03.
“Payment Conditions” means:
(a)    in respect of any Restricted Payment to be made in reliance on such conditions, on a pro forma basis, on each of the 30 days immediately preceding such Restricted Payment, and projected on a reasonable basis for each of the 30 days succeeding such Restricted Payment, either (i) both (x) the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the most recent Test Period is greater than 1.00 to 1.00 and (y) Specified Excess Availability is greater than the greater of (A) $120,000,000 and (B) 20% of the Maximum Borrowing Amount or (ii) Specified Excess Availability is greater than the greater of (A) $200,000,000 and (B) 30% of the Maximum Borrowing Amount, and, in each case, the absence of an Event of Default; and
(b)    in respect of any Investment to be made in reliance on such conditions, on a pro forma basis, on each of the 30 days immediately preceding such Investment, and projected on a reasonable basis for each of the 30 days succeeding such Investment, either (i) both (x) the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the most recent Test Period is greater than 1.00 to 1.00 and (y) Specified Excess Availability is greater than the greater of (A) $80,000,000 and (B) 17.5% of the Maximum Borrowing Amount or (ii) Specified Excess Availability is greater than the greater of (A) $160,000,000 and (B) 25% of the Maximum Borrowing Amount, and, in each case, the absence of an Event of Default.
“Payment Notice” has the meaning set forth in Section 7.03.
“Payment Intangibles” has the meaning specified in the UCC.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Discretion” means a determination made by the Collateral Agent in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment in accordance with the Collateral Agent’s credit policies.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 6.01;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g)    Liens in favor of sellers of goods arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(h)    Liens securing obligations in respect of trade letters of credit; provided that such Liens do not extend to any property other than the goods financed or paid for with such letters of credit, documents of title in respect thereof and proceeds thereof;
(i)    Liens (i) arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein, and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(j)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Consolidated Subsidiary, taken as a whole, or (ii) secure any Indebtedness;
(k)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Consolidated Subsidiaries in the ordinary course of business permitted by this Agreement;

(l)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiary Loan Parties or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary Loan Party in the ordinary course of business;
(n)    Liens solely on any cash earnest money deposits made by the Company or any Subsidiary Loan Party in connection with any letter of intent or purchase agreement permitted hereunder;
(o)    Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party; and
(p)    Liens on insurance proceeds incurred in the ordinary course of business in connection with the financing of insurance premiums;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holders” means Leslie H. Wexner, all descendants of any of his grandparents, any spouse or former spouse of any of the foregoing, any descendant of any such spouse or former spouse, the estate of any of the foregoing, any trust for the benefit, in whole or in part, of one or more of the foregoing and any corporation, limited liability company, partnership or other entity Controlled by one or more of the foregoing.
“Permitted Non-ABL Indebtedness” means any Indebtedness of the Company or any other Loan Party permitted under Section 5.10(k) or (l).
“Permitted Non-ABL Indebtedness Documents” means any credit agreement, indenture or other agreement, instrument or other document evidencing or governing any Permitted Non-ABL Indebtedness or providing for any Guarantee or other right in respect thereof.
“Person” means any natural person, corporation, limited liability company, unlimited liability corporation, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of the ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Protective Advance Exposure” means, at any time, the sum of the principal amounts of all outstanding Protective Advances at such time. The Protective Advance Exposures of any Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposures at such time, adjusted to give effect to any reallocation under Section 2.19 of the Protective Advance Exposures of Defaulting Lenders in effect at such time.
“Protective Advances” has the meaning set forth in Section 2.04(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 8.21.
“Qualifying Assets” means any and all assets directly owned by the Consolidated Subsidiaries that are Domestic Subsidiaries or Canadian Subsidiaries, other than (a) real property, including improvements thereto and fixtures, (b) aircraft and (c) investments in the Company or any of its Subsidiaries. The amount or value of any Qualifying Assets at any time shall be the book value thereof at such time determined in accordance with GAAP.
“Real Property Appraisal” means an appraisal report from an appraisal firm satisfactory to the Collateral Agent, complying with the requirements of FIRREA and dated no more than 60 days prior to the date of delivery to the Collateral Agent, in form and substance satisfactory to the Collateral Agent in its Permitted Discretion.
“Real Property Exclusion Notice” means a written notice to the Collateral Agent from the Company, signed by a Financial Officer of the Company and certifying (i) that the Company elects to exclude Eligible Real Property from the Borrowing Base and (ii) that either (x) the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the most recent Test Period is greater than 1.10 to 1.00 or (y) Specified Excess Availability is greater than $240,000,000.
“Receivables Facility” means any of one or more transactions pursuant to which the Company or any of the Consolidated Subsidiaries sells or conveys Receivables Facility Assets to a Receivables Subsidiary that borrows or issues debt on a secured basis against Receivables Facility Assets.
“Receivables Facility Assets” means (a) Accounts that are excluded from Eligible Accounts pursuant to clause (g)(i) or (l) of the definition thereof and, in each case, any related assets and rights (including any collateral securing such Accounts, any contract rights in respect of such Accounts, proceeds collected on such Accounts, lockbox accounts into which such proceeds are collected and related records) customarily transferred in connection with similar receivables financing or securitization transactions and/or (b) Equity Interests issued by any Receivables Subsidiary.
“Receivables Facility Guarantee” means (i) any guarantee of performance and related indemnification entered into by the Company or any Consolidated Subsidiary in respect of the obligations of a seller or servicer of Receivables Facility Assets in a Receivables Facility or (ii) any other guarantee of performance entered into by the Company or any Consolidated Subsidiary which the Company has determined in good faith to be customary in a Receivables Facility.
“Receivables Subsidiary” means a Consolidated Subsidiary (x) formed as a special purpose entity for the purpose of facilitating or entering into one or more Specified Receivables Facilities and promptly identified in writing to the Administrative Agent as a Receivables Subsidiary and (y) engaged only in activities reasonably related or incidental to Specified Receivables Facilities (it being understood and agreed that any entity formed solely for the purpose of holding any bank account into which collections or other proceeds of Receivables Facility Assets are paid shall satisfy the requirement in clause (y) above).
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is ~~the Adjusted LIBO Rate, 11:00 a.m., London~~Term SOFR, 5:00 a.m., Chicago time, on the day that is two ~~London banking days~~U.S. Government Securities Business Days preceding the date of such setting ~~and~~, (b) if such Benchmark is the CDOR Rate, 10:15 a.m., Toronto time, on the day of such setting and (c) if such Benchmark is neither Term SOFR nor the CDOR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning set forth in Section 8.04.
“Registration Statement” means the registration statement filed with the SEC on June 21, 2021, as amended from time to time prior to the date hereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in CAD, (a) the Bank of Canada or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the Bank of Canada, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement.
“Reports” means reports prepared by any Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, which Reports (except where prepared for internal purposes of the Agents) shall be distributed to the Lenders by the Agents.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and total unused Commitments at such time.
“Required Real Property Documentation” means (x) the documentation described in clauses (ii), (iv), (v) and (vi) of the definition of “Eligible Real Property” and (y) a written notice to the Collateral Agent from the Company stating that the Company elects to include such Eligible Real Property in the Borrowing Base.
“Required Secured Parties” has the meaning set forth in the Collateral Agreements.
“Reserves” means any and all reserves which the Collateral Agent deems it appropriate, in its Permitted Discretion, to maintain (including, without limitation, reserves for excise tax collection and sales tax collection, transportation reserves, reserves for accrued and unpaid interest on the Obligations, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves in respect of Inventory, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for obligations related to any Hedging Agreement that is secured on a pari passu basis with the Obligations, reserves for contingent liabilities of any Loan Party, Gift Card Reserves, Specified OA Payment Obligation Reserves, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party. No Reserves may be taken or increased after October 15, 2020 (the “Reference Date”) based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Reference Date, and for which no Reserves were imposed on the Reference Date, unless such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Reference Date as determined by the Collateral Agent in its Permitted Discretion. Notwithstanding any other provision of this Agreement to the contrary, (a) in no event shall Reserves (or changes in Reserves) with respect to any component of the Borrowing Base duplicate Reserves or adjustments already accounted for in determining eligibility criteria (including collection and/or advance rates) and (b) the amount of any such Reserve (or change in Reserve) shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factors or shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or change.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Restatement Agreement” has the meaning set forth in the introductory statement of this Agreement.
“Restatement Effective Date” means August 2, 2021.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Consolidated Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Consolidated Subsidiary; provided that a dividend, distribution or payment payable solely in Equity Interests (other than Disqualified Equity Interests) in the Company or applicable Consolidated Subsidiary shall not constitute a Restricted Payment.
“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving

Lender shall have assumed its Revolving Commitment, as applicable. The initial amount of the total Revolving Commitments is $750,000,000.
“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum at such time, without duplication, of (a) the US Dollar Equivalents of the principal amounts of such Revolving Lender’s outstanding Revolving Loans and (b) the US Dollar Equivalent of the aggregate amount of such Revolving Lender’s LC Exposure and Protective Advance Exposures.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a)(i) or Section 2.01(a)(ii).
“S&P” means Standard & Poor’s Ratings Services.
“Sanctioned Country” means any country that is the subject of comprehensive territorial Sanctions (as of the date of this Agreement, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means at any time (a) any Person named at such time on (i) the SDN List, (ii) the Sanctioned Entities List maintained by the U.S. Department of State, (iii) the consolidated list of persons, groups and entities subject to European Union financial sanctions maintained by the European Union External Action Committee, (iv) the Consolidated List of Financial Sanctions Targets in the UK maintained by ~~Her~~His Majesty’s Treasury of the United Kingdom, (v) the Compendium of United Nations Security Council Sanctions Lists and (vi) any Sanctions-related list of designated Persons maintained by the Government of Canada pursuant to, or as described in, any applicable Canadian Economic Sanctions and Export Control Laws, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person 50% or more owned by any Person or Persons in (a)(i) of this definition.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by OFAC, the U.S. Department of State, the European Union, the United Nations Security Council, Her Majesty’s Treasury or the Government of Canada.
“Secured Parties” has the meaning set forth in the Collateral Agreements.
“Senior Notes” means each of (a) the Company’s 5.625% Senior Notes due 2023 issued pursuant to the indenture dated as of March 15, 1988, as supplemented by the ninth supplemental indenture dated as of January 30, 2015, among the Company, the guarantors party thereto and the Bank of New York Mellon Trust Company, as trustee and (b) the Company’s 9.375% Senior Notes due 2025 issued pursuant to the indenture dated as of June 18, 2020, among the Company, the guarantors party thereto and the U.S. Bank National Association, as trustee.
“SOFR” means~~, with respect to any Business Day,~~  a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the immediately succeeding Business Day~~.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Specified Date” means the date that is 180 days after the Maturity Date.
“Specified Event of Default” means an Event of Default (a) arising under clause (a) of Section 6.01, whether at stated maturity, upon acceleration or otherwise, (b) arising with respect to any Loan Party under clause (e) of Section 6.01, (c) resulting from the Company’s failure to comply with Section 5.01(a)(iii) or from any representation or warranty contained in any Borrowing Base Certificate proving to have been incorrect in any material respect in a manner adverse to the interests of the Lenders when made or deemed made or (d) resulting from the Company’s failure to comply with Section 5.06 or 5.22.
“Specified Excess Availability” means, at any time, the sum of (a) Excess Availability at such time, plus (b) Suppressed Availability at such time.
“Specified OA Payment Obligation Reserves” means, at any time, an amount (to the extent positive) equal to (x) the aggregate amount owing to the counterparty or lender (together with its Affiliates) under any Open Account Agreement with respect to OA Payment Obligations at such time minus (y) 5% of the Maximum Borrowing Amount at such time.
“Specified Receivables Facility” means any Receivables Facility that meets the following conditions: (a) the Company shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair, reasonable and beneficial to the Company; (b) all sales or other conveyances of Receivables Facility Assets by the Company or applicable Consolidated Subsidiary to any Receivables Subsidiary are made for fair market value; (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms and may include Standard Receivables Undertakings; (d) the obligations under such Receivables Facility shall not be guaranteed by, or secured by assets of, the Company or any of its Consolidated Subsidiaries, other than a Receivables Subsidiary (it being agreed that the foregoing shall not prohibit Standard Receivables Undertakings, or precautionary financing statements or similar filings, in respect of Receivables Facility Assets); and (e) the aggregate amount of such Receivables Facility, together with all other Specified Receivables Facilities, shall not exceed the greater of (x) $120,000,000 and (y) 60% of the aggregate Accounts excluded from Eligible Accounts pursuant to clauses (g)(i) and (l) of the definition thereof.
“Spot Rate” for a currency means the arithmetic average of the spot rates of exchange determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent or the Issuing Bank shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the Issuing Bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Standard Receivables Undertakings” means any Receivables Facility Guarantee and/or any representations, warranties, covenants and indemnities entered into by the Company or any Consolidated Subsidiary which the Company has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.
~~“Statutory Reserve Percentage” means for any day the percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a member bank of the Federal Reserve System for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. The Statutory Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company.
“Subsidiary Loan Party” means, at any time, any Material Subsidiary that is a party to a Collateral Agreement and has satisfied the Collateral and Guarantee Requirement at such time. A Consolidated Subsidiary that has satisfied the Collateral and Guarantee Requirement shall cease to be a Subsidiary Loan Party at such time as its Guarantee of the Obligations, and the security interests in its assets securing the Obligations, in each case under the applicable Collateral Agreement, are released, subject to reinstatement as a Subsidiary Loan Party if and when it subsequently satisfies the Collateral and Guarantee Requirement.
“Supermajority Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing at least 66.7% of the sum of the Aggregate Credit Exposure and total unused Commitments at such time.
“Supported QFC” has the meaning set forth in Section 8.21.
“Suppressed Availability” means, at any time, an amount, if positive, by which the Borrowing Base at such time exceeds the Aggregate Commitments at such time; provided that Suppressed Availability at any time shall not exceed 2.5% of the Aggregate Commitments at such time.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, ~~for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~with respect to any Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR ~~Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event~~Determination Day” has the meaning assigned to it in the definition of Term SOFR Reference Rate.
~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively~~

~~feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 that is not Term SOFR.~~
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Test Date” means the date of any Borrowing hereunder (other than a Borrowing made hereunder solely for the purpose of paying maturing commercial paper of the applicable Borrower) or the date of any issuance, amendment or extension of any Letter of Credit; provided that any such date shall not be a “Test Date” if, on such date, (a) if both rating agencies shall have a Credit Rating then in effect, the Credit Ratings are Baa3 and BBB- or better or (b) if only one rating agency shall have a Credit Rating then in effect, the Credit Rating from such rating agency is Baa3 or BBB- or better.
“Test Period” means, for any date of determination under this Agreement, the then most recently ended period of four consecutive fiscal quarters of the Company.
“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to CDOR Rate, ~~the LIBO Rate~~Adjusted Term SOFR, the Alternate Base Rate ~~or~~, the Canadian Prime Rate or, if applicable pursuant to Section 2.13, Adjusted Daily Simple SOFR.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for the purposes of definitions relating to such provisions.
“UCP” means the Uniform Customs and Practice for Documentary Credits (2007 Revision, International Chamber of Commerce Publication No. 600), as from time to time in effect.
“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulatory Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all assets of such Plan allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA.
“Unrestricted Subsidiary” means any Subsidiary listed on Schedule 1.01(a) or designated as an Unrestricted Subsidiary in a written notice sent at any time after the date of this Agreement by the Company to the Administrative Agent which is engaged (a) primarily in the business of making or discounting loans, making advances, extending credit or providing financial accommodation to, or purchasing the obligations of, others; (b) primarily in the business of insuring property against loss and subject to regulation as an insurance company by any Governmental Authority; (c) exclusively in the business of owning or leasing, and operating, aircraft and/or trucks; (d) primarily in the ownership, management, leasing, development or operation of real estate, other than parcels of real estate with respect to which 51% or more of the rentable space is used by the Company or a Consolidated Subsidiary in the normal course of business; or (e) primarily as a carrier transporting goods in both intrastate and interstate commerce; provided that (i) the Company may by notice to the Administrative Agent change the designation of any Subsidiary described in subparagraphs (a) through (e) above, but may do so only once during the term of this Agreement, (ii) the designation of a Subsidiary as an Unrestricted Subsidiary more than 30 days after the creation or acquisition of such Subsidiary where such Subsidiary was not specifically so designated within such 30 days shall be deemed to be the only permitted change in designation and (iii) immediately after the Company designates any Subsidiary whether now owned or hereafter acquired or created as an Unrestricted Subsidiary or changes the designation of a Subsidiary from an Unrestricted Subsidiary to a Consolidated Subsidiary, the Company and all Consolidated Subsidiaries would be in compliance with all of the provisions of this Agreement.
“Upfront Payments” has the meaning set forth in Section 2.08.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 8.21.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in Canadian Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect for such amount under the provisions of such Section.
“US Dollars”, “USD” or “$” means the lawful money of the United States of America.
“Utilization” means, on any day, an amount equal to (i) the Aggregate Credit Exposure on such day, divided by (ii) the Aggregate Commitments in effect on such day.
“VS&Co.” means Victoria’s Secret & Co., a Delaware corporation.
“VS Separation Agreement” means the Separation and Distribution Agreement, dated as of August 2, 2021, between the Company and VS&Co.
“VS Transaction” means (i) the Separation of the Spin Business (each as defined in the Registration Statement) from the Company as described in the Registration Statement, (ii) the Distribution (as defined in the VS Separation Agreement), (iii) the payment of the Special Cash Payment (as defined in the VS Separation Agreement), (iv) the consummation of the other ancillary transactions described in the VS Separation Agreement and the Registration Statement and (v) the payment of fees and expenses incurred in connection with the foregoing.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “~~Eurodollar~~Term SOFR Loan”) or by Class and Type (e.g., a “~~Eurodollar~~Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “~~Eurodollar~~Term SOFR Borrowing”) or by Class and Type (e.g., a “~~Eurodollar~~Term SOFR Revolving Borrowing”).
Section 1.03.    Terms Generally. ~~(a)~~ (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Administrative Agent may otherwise determine, and when used to define a category or categories of the Collateral which is subject to the PPSA, such terms shall include the equivalent category or categories of property set forth in the applicable PPSA. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “Code”, the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the applicable PPSA, in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to Article 8 of the UCC shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, 2006 (Ontario)) and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, including, without limitation, where applicable, financing change statements.
(b)~~(c)~~ For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA or otherwise shall be deemed to include publication by registration under the Civil Code of Québec, (vii) all references to “perfection of” or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (xii) “joint and several” shall be deemed to include “solidary”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (xv) “easement” shall be deemed to include “servitude”, (xvi) “priority” shall be deemed to include “prior claim” or “ranking”, as applicable, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) “state” shall be deemed to include “province”, (xix) “fee simple title” and “fee interest” shall be deemed to include “absolute ownership”, (xx) “accounts” shall be deemed to include “claims”, (xxi) “leasehold interest” shall be deemed to include “rights resulting from a lease”, (xxii) “lease” shall be deemed to include a “lease” or a “contract of leasing (crédit-bail)”, as applicable, and (xxiii) “deposit account” shall be deemed to include a “financial account” (within the meaning of Article 2713.6 of the Civil Code of Québec).

Section 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) for purposes of determining compliance with any provision of this Agreement, accounting for leases shall be made in accordance with GAAP as in effect prior to January 1, 2019 without giving effect to any change in accounting for leases resulting from Accounting Standards Codification Topic 842, Leases, (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Topic 825, Financial Instruments, or any successor thereto, to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein and (c) if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.05.    Exchange Rates. The Administrative Agent shall determine the US Dollar Equivalent of all Borrowings denominated in Canadian Dollars as of the date of any Borrowing Request, as of the date of the delivery of any Borrowing Base Certificate, as of the date of each Interest Election Request in respect thereof (or, if an Interest Election Request has not been made within three months since the last date of determination, the three month anniversary of the last date of determination) and as of any date determined by the Administrative Agent, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is two Business Days prior to the applicable date, and each such amount shall, except as provided in the last sentence of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of all Letters of Credit denominated in Canadian Dollars as of the date any Letter of Credit is requested pursuant to Section 2.05(b), a request is made to amend any Letter of Credit to increase its available balance or to extend such Letter of Credit or such Letter of Credit is paid by the Issuing Bank, as of the date of the delivery of any Borrowing Base Certificate and as of any date determined by the Administrative Agent, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is two Business Days prior to such date, as the case may be, and each such amount shall, except as provided in the last sentence of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing. Borrowings of the applicable Class denominated in Canadian Dollars will reduce availability for Borrowings of such Class denominated in US Dollars based on the Exchange Rate with respect to Canadian Dollars at the time in effect for each such Borrowing. For purposes of (x) determining the Borrowing Base or (y) any dollar basket limitation in Sections 5.08(b)(ix), Sections 5.10(i), (j) and (k), Sections 5.13(f) and Section 5.17(a), the amount of any component of the Borrowing Base or any amount of Indebtedness, Investment, or Lien, applicable, in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination, and, solely in the case of clause (y), such limitation or cap therein shall not be deemed to have been exceeded if such excess amount is solely as a result of currency fluctuations occurring after the time such Indebtedness, Investment or Lien is incurred or made.
Section 1.06.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated maximum amount that is, or at any time thereafter may become, available for drawing under of such Letter of Credit.
Section 1.07.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08.    Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on a Loan denominated in US Dollars or Canadian Dollars may be derived from an interest rate benchmark that may be discontinued or that is, or may in the future become, the subject of regulatory reform. ~~Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month US Dollar LIBOR settings will permanently cease; and immediately after June 30, 2023, the overnight, 1-month, 3-month, 6-month and 12-month US Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.~~ Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early~~

~~Opt-in Election,~~ Section 2.13(b) ~~and (c) provide~~provides a mechanism for determining an alternative rate of interest. The ~~Administrative Agent will promptly notify the Company, pursuant to Section 2.13(e), of any change to the reference rate upon which the interest rate on Eurodollar or CDOR Rate Loans is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the Adjusted LIBO Rate or the CDOR Rate~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b) ~~or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election,~~ and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~Adjusted LIBO Rate or the CDOR Rate, as applicable,~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered rate or the Canadian Dollar offered rate, as applicable,~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ~~the Adjusted LIBO Rate or the CDOR Rate~~any interest rate used in this Agreement, any component thereof, or any successor rate thereto, in each case pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
The Credits
Section 2.01.    Commitments. (a) Subject to the terms and conditions set forth herein, (i) each Revolving Lender agrees to make Revolving Loans denominated in US Dollars to the Company, BBWC and any Additional Borrower borrowing in US Dollars, (ii) each Revolving Lender agrees to make Revolving Loans denominated in Canadian Dollars to BBWC and any Additional Borrower borrowing in Canadian Dollars and (iii) Lenders of any other Class agree to make Loans of such Class to the applicable Borrower in US Dollars or Canadian Dollars, as applicable, in each case from time to time during the Availability Period in an aggregate principal amount that (after giving effect to the making of such Loans and any other Loans being made or Letters of Credit being issued on the same date and any concurrent repayment of Loans and reimbursement of LC Disbursements) will not result in (A) such Lender’s Credit

Exposure of the applicable Class exceeding such Lender’s Commitment of such Class, (B) the total Credit Exposures of the applicable Class exceeding the total Commitments of such Class or any other limitation set forth in the applicable Incremental Facility Agreement, (C) the Aggregate Credit Exposure exceeding the Maximum Borrowing Amount and (D) the total Loans denominated in Canadian Dollars exceeding the CAD Sublimit.
(b)Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans.
Section 2.02.    Loans and Borrowings. (a) Each Loan (other than a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.13, (i) each Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or ~~Eurodollar~~Term SOFR Loans as the applicable Borrowers may request in accordance herewith and (ii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans as the applicable Borrowers may request in accordance herewith. Each Protective Advance shall be an ABR Loan. Each Lender at its option may make any Loan or issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan or issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or in the case of Loans denominated in Canadian Dollars, an integral multiple of CAD1,000,000 and not less than CAD5,000,000). At the time that each ABR or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or in the case of Loans denominated in Canadian Dollars, an integral multiple of CAD1,000,000 and not less than CAD5,000,000); provided that (i) an ABR or Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to (A) the lesser of the entire unused balance of the Commitments of the applicable Class and the amount of Excess Availability, (B) an aggregate amount that is required to finance the repayment of a Protective Advance as contemplated by Section 2.04(a) or (C) an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) or to provide cash collateral as contemplated by Section 2.19 and (ii) each Protective Advance may be in such principal amount as shall be determined by the Administrative Agent pursuant to Section 2.04. Borrowings of more than one Class or

Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 ~~Eurodollar~~Term SOFR or CDOR Rate Borrowings outstanding.
Section 2.03.    Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a ~~Eurodollar or~~ Term SOFR Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of a CDOR Rate Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (~~b~~c) in the case of an ABR or Canadian Prime Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the name of the applicable Borrower;
(ii)whether such Borrowing is to be a Revolving Borrowing or a Borrowing of another Class;
(iii)the currency in which such Borrowing is to be denominated (which shall be a currency in which the requesting Borrower is entitled to make Borrowings under this Agreement);
(iv)the aggregate amount (expressed in the currency in which such Borrowing is to be denominated) of the requested Borrowing;
(v)the date of such Borrowing, which shall be a Business Day;
(vi)whether such Borrowing is to be an ABR, Canadian Prime Rate, ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing;
(vii)in the case of a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(viii)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Loan denominated in US Dollars, an ABR Borrowing and (ii) in the case of a Loan denominated in Canadian Dollars, a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Company and the Lenders, from time to time during the Availability Period, in the Administrative Agent’s sole discretion (but with no obligation), to make Loans in US Dollars to the Company, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses described in Section 8.03) and other sums payable under the Loan Documents (any such Loans are herein referred to as “Protective Advances”); provided that the aggregate principal amount of Protective Advances outstanding at any time shall not exceed $50,000,000; provided further that the making of any Protective Advance shall not cause the Aggregate Credit Exposure to exceed the Aggregate Commitments. Protective Advances may be made when a Default exists or the conditions precedent set forth in Section 4.02 are not otherwise satisfied. The Protective Advances shall be secured by the Liens created by the Collateral Documents and shall constitute Obligations. The Company shall be required to repay (or, subject to the satisfaction of the conditions precedent set forth in Section 4.02, refinance with the proceeds of a Borrowing) each Protective Advance within 45 days after such Protective Advance is made. Without affecting Protective Advances already made, the Administrative Agent’s authorization to make future Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request, on behalf of the Company, the Lenders to make ABR Loans to repay any Protective Advance. At any other time the Administrative Agent may require the Lenders to acquire participations in any Protective Advance as described in Section 2.04(b).
(b)The Administrative Agent may by notice given not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Protective Advances outstanding. Such notice shall specify the aggregate principal amount of Protective Advances in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Protective Advances. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent such Lender’s Applicable Percentage of such Protective Advances. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). Any amounts received by the Administrative Agent from the Company (or other Person on behalf of the Company) in respect of a Protective Advance after receipt by the Administrative Agent of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph to the extent of their interests therein; provided that any such payment so remitted shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Company of its obligation to repay such Protective Advance.
Section 2.05.    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, a Borrower may request the issuance of Letters of Credit of any Class that provides for the issuance of Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period, which Letter of Credit may be denominated in (x) in the case of the Company and BBWC, US Dollars and (y) in the case of any Canadian Borrower, Canadian Dollars. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The parties hereto acknowledge and agree that (i) Letters of Credit may be issued to support obligations of Subsidiaries of the Borrowers as well as the Borrowers; (ii) Letters of Credit issued to support obligations of a Subsidiary may state that they are issued for such Subsidiary’s account, and the applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries; and (iii) regardless of any such statement in any Letter of Credit, the applicable Borrower is the “account party” in respect of all Letters of Credit issued at its request and will be responsible for reimbursement of LC Disbursements as provided herein. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that, except as separately agreed between such Issuing Bank and the applicable Borrower, no Issuing Bank shall have an obligation hereunder to issue any commercial or trade Letter of Credit.
(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit of any Class (or the amendment or extension of an outstanding Letter of Credit of any Class), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit of such Class, or identifying the Letter of Credit of such Class to be amended or extended, and specifying the name of the requesting Borrower, the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the Class and amount of such Letter of Credit, the currency in which such Letter of Credit shall be denominated (which shall be a currency in which the requesting Borrower is entitled to make Borrowings of such Class under this Agreement), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the relevant Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed $75,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by an Issuing Bank will not exceed such Issuing Bank’s LC Commitment, (iii) no Lender’s Credit Exposure of the applicable Class shall exceed its Commitment of such Class, (iv) the total Credit Exposures of the applicable Class shall not exceed the total Commitments of such Class or any other limitation set forth in the applicable Incremental Facility Agreement, (v) the Aggregate Credit Exposure shall not exceed the Maximum Borrowing Amount and (vi) the total Credit Exposures denominated in Canadian Dollars shall not exceed the CAD Sublimit.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension); provided that a Letter of Credit may be subject to customary “evergreen” provisions pursuant to which the expiration date thereof shall be automatically extended for a period of up to one year (subject to clause (ii) of this sentence) unless notice to the contrary shall have been given by any Issuing Bank in respect thereof by a specified date, and (ii) the date that is five Business Days prior to the Maturity Date.
(d)Participations. By the issuance of a Letter of Credit of any Class (or an amendment to a Letter of Credit of any Class increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders of such Class, such Issuing Bank hereby grants to each Lender of such Class, and each Lender of such Class hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage with respect to such Class of the aggregate amount available to be drawn under such Letter of Credit, subject to any LC Exposure Reallocation. In consideration and in furtherance of the foregoing, each Lender of any Class hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage in respect of such Class of each LC Disbursement made by such Issuing Bank in respect of a Letter of Credit of such Class and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason, subject to any LC Exposure Reallocation. Each Lender of any applicable Class acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit of such Class is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any such Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any Class of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Company, the applicable Borrower and the Administrative Agent thereof. The applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the currency in which such LC Disbursement was made not later than 12:00 noon, New York City time, on the next Business Day after the date that the applicable Borrower shall have received notice of such LC Disbursement; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR or Canadian Prime Rate Borrowing of the applicable Class in an equivalent amount, and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR or Canadian Prime Rate Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Class of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof (subject to any LC Exposure Reallocation). Promptly following receipt of such notice, each Lender of the applicable Class shall pay to the Administrative Agent its Applicable Percentage (subject to any LC Exposure Reallocation) of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender and in the applicable currency (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders) and within the same timeframe as provided after a request for a Borrowing in Section 2.03, and the Administrative Agent shall promptly pay such Issuing Bank the amounts so received by it from the Lenders of such Class. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders of the applicable Class have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR or Canadian Prime Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any other term or provision in this Agreement, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential, special, indirect and punitive damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or such Issuing Bank’s failure to make an LC Disbursement under a Letter of Credit upon presentation to it of documents strictly complying with such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. Any Issuing Bank shall, within the period of time stipulated by the terms and conditions of the applicable Letter of Credit, examine all documents purporting to represent a demand for payment under such Letter of Credit. After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an

LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the later of (i) the date when such LC Disbursement is made and (ii) the date upon which such Borrower receives notice of such LC Disbursement pursuant to paragraph (g) above (such later date, the “Interest Commencement Date”), the unpaid amount thereof shall bear interest, for each day from and including the Interest Commencement Date to but excluding the date that reimbursement of such LC Disbursement is due pursuant to paragraph (e) of this Section, at the rate provided in Section 2.12 with respect to (x) in the case of LC Disbursements denominated in US Dollars, ABR Loans and (y) in the case of LC Disbursements denominated in Canadian Dollars, Canadian Prime Rate Loans, and, if not so reimbursed on the date due pursuant to paragraph (e) of this Section, then from and including such date so due to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate provided in Section 2.12(g) with respect to such Loans. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section, to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company and the successor Issuing Bank. The Company shall notify the Administrative Agent, the replaced Issuing Bank and the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the applicable Borrowers shall pay all unpaid fees payable by the applicable Borrowers that have accrued for the account of any replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or a majority in interest of the Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders of each applicable Class, an amount in cash equal to the portion of the LC Exposure attributable to outstanding Letters of Credit of such Class issued for the account of such Borrower as of such date plus any accrued and unpaid interest thereon, which shall be deposited in the applicable currencies; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (e) of Section 6.01. The applicable Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.19(a). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall (i) in the case of cash collateral deposited pursuant to the first sentence of this Section 2.05(j), accumulate in such account and (ii) in the case of cash collateral deposited pursuant to Section 2.19(a), be remitted to the applicable Borrower promptly by the Administrative Agent unless an Event of Default has occurred and is continuing. Cash collateral deposited by any Borrower pursuant to the first sentence of this Section 2.05(j) (and interest and profits in respect thereof accumulated in such account pursuant to clause (i) of the preceding sentence) shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements in respect of Letters of Credit of the applicable Class issued for the account of such Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower for the LC Exposure relating to Letters of Credit of such Class issued for the account of such Borrower that are outstanding at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure and, in the case of cash collateral required by Section 2.19(a), the consent of the Issuing Banks with outstanding Letters of Credit), be applied to satisfy other obligations of such Borrower under this Agreement. Cash collateral deposited pursuant to Section 2.19(a) in respect of any Lender that is a Defaulting Lender shall be applied by the Administrative Agent to such Defaulting Lender’s Applicable Percentage in respect of the applicable Class of any LC Disbursements of such Class for which it has not been reimbursed. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 2.19(a), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or such amount is no longer required in order to comply with Section 2.19(a) (and no Event of Default has occurred and is continuing), as applicable.
(k)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank when a Letter of Credit is issued (i) the rules of the ISP shall be stated therein to apply to each Letter of Credit that is a standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Letter of

Credit that is a commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to any Borrower for, and the Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank with respect to its obligations under a Letter of Credit expressly required under any law, order, or practice that is expressly required to be applied to such Letter of Credit, including the law of a jurisdiction, or any order of a Governmental Authority of a jurisdiction, where the Issuing Bank or the beneficiary of such Letter of Credit is located, the practice stated in the ISP or UCP, as applicable, or, unless expressly provided otherwise by the terms of such Letter of Credit, the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice applicable to letters of credit of the same type as such Letter of Credit, whether or not any Letter of Credit expressly provides that it is governed by such law or practice.
Section 2.06.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of CDOR Rate Loans and ABR Loans by 12:00 noon, New York City time, (ii) in the case of ~~Eurodollar~~Term SOFR Loans by 12:00 noon, ~~London~~New York City time and (iii) in the case of Canadian Prime Rate loans, 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Protective Advances shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent in New York City and designated by the applicable Borrower in the applicable Borrowing Request; provided that (i) ABR or Canadian Prime Rate Loans made to finance (A) the repayment of a Protective Advance as provided in Section 2.04(a) shall be applied by the Administrative Agent for such purpose and (B) the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) the proceeds of any Protective Advance shall be retained by the Administrative Agent and applied, on behalf of the Company, for the purpose for which such Protective Advance has been made.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of a Borrowing that is being made on same-day notice, prior to the time at which such Borrowing is required to be funded) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) (x) the Federal Funds Effective Rate in the case of Loans denominated in US Dollars and (y) the rate reasonably determined by the Administrative Agent to be the cost of funding such amount, in the case of Loans denominated in Canadian Dollars and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the greater of the interest rate applicable to the Loans of the other Lenders included in the applicable Borrowing and a rate determined by the Administrative Agent to equal its cost of funds for funding such amount. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.07.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Protective Advances, which may not be converted or continued.
(b)To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any other provision of this Section, no Borrower may (i) change the currency of any Borrowing or (ii) elect an Interest Period that does not comply with Section 2.03.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR or Canadian Prime Rate Borrowing or a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing; and
(iv)if the resulting Borrowing is to be a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each participating Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to (x) in the case of a Loan denominated in US Dollars, an ABR Borrowing and (y) in the case of a Loan denominated in Canadian Dollars, a Canadian Prime Rate Borrowing.
Section 2.08.    Termination, Reduction and Increase of Commitments; Incremental Revolving Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, in each case, the US Dollar Equivalent thereof at any such time, (ii) the Company shall not terminate or reduce the Revolving Commitments or the Commitments of any other Class if after giving effect to any concurrent prepayment of the Loans or Protective Advances in accordance with Section 2.10 and, if applicable, reimbursement of LC Disbursements in accordance with Section 2.05(e), (A) the total Revolving Exposures or total Credit Exposures of any other Class, as applicable, would exceed the total Revolving Commitments or the total Commitments of such Class, as applicable, or (B) the Aggregate Credit Exposure would exceed the Maximum Borrowing Amount and (iii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10 and, if applicable, reimbursement of LC Disbursements in accordance with Section 2.05(e), the Aggregate Credit Exposure would exceed the Aggregate Commitments.
(c)The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this

Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class (other than a termination of the Commitment of a Defaulting Lender pursuant to Section 2.18(c)) shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
(d)So long as no Event of Default is continuing or would result therefrom, the Company may, by written notice to the Administrative Agent, executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, as such Lender elects or declines in its sole discretion, cause Commitments of the Increasing Lenders of any Class to become effective (or, in the case of an Increasing Lender that is an existing Lender, cause its Commitment in respect of any Class to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided that (i) the aggregate amount of all Commitments hereunder, after giving effect to new Commitments, increases in existing Commitments pursuant to this paragraph and all Incremental Revolving Commitments, shall not exceed $1,000,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Company. New Commitments and increases in Commitments pursuant to this Section shall become effective on the date specified in the applicable notices delivered pursuant to this Section. Following any extension of a new Commitment in respect of any Class or increase of a Lender’s Commitment in respect of any Class pursuant to this paragraph, any Loans of such Class outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interest Periods applicable thereto, and shall then be repaid or refinanced with new Loans of such Class made pursuant to Section 2.01. Following any increase in the Commitments of any Class pursuant to this paragraph, the Company will use its reasonable best efforts to ensure that, to the extent there are outstanding Loans of such Class, each Lender’s outstanding Loans of such Class will be in accordance with such Lender’s pro rata portion of the Commitments of such Class.
(e)In addition, so long as no Event of Default is continuing or would result therefrom, the Company may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Revolving Commitments; provided that (i) Incremental Revolving Loans are to be denominated only in US Dollars and Canadian Dollars, (ii) the aggregate amount of all the Incremental Revolving Commitments then being requested shall not be less than $25,000,000 or the US Dollar Equivalent thereof at any such time and (iii) the aggregate amount of all Commitments hereunder, after giving effect to new Commitments pursuant to this paragraph and the immediately preceding paragraph (and any concurrent reduction in any Class of Commitments pursuant to Section 2.08(b)), shall not exceed $1,000,000,000. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent, (B) the amount of the Incremental Revolving Commitments being requested and (C) the Borrower(s) or Additional Borrower(s), as applicable (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent and each Issuing Bank in respect of the Class of such Incremental Revolving Commitments (such approvals not to be unreasonably withheld)).
(f)The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Revolving Commitments, each Issuing Bank designated therein to issue Letters of Credit under such Incremental Revolving Commitments and the Administrative Agent. Each Incremental Facility Agreement may, without the consent of any Revolving Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section with respect to the Incremental Revolving Commitments. The Incremental Revolving Loans will have terms and conditions substantially identical to the Revolving Loans (other than with respect to pricing and maturity) and will otherwise be on terms and subject to conditions reasonably satisfactory to the Administrative Agent.
(g)Each Incremental Facility Agreement shall specify the terms of the Incremental Revolving Loans to be made thereunder; provided that without the prior written consent of Lenders holding a majority in aggregate principal amount of then outstanding Loans, (i) the Incremental Revolving Loans shall mature no earlier than (and shall not require any mandatory commitment reductions prior to) the Maturity Date, (ii) the Incremental Revolving Loans shall constitute a separate tranche of Loans (which, at the Company’s option, may be part of a tranche of “first in, last out” term loans or revolving commitments subject to customary terms and conditions reasonably satisfactory to the Administrative Agent) and (iii) if the interest rate spread applicable to any Incremental Revolving Loans denominated in US Dollars (which, for this purpose, shall be deemed to include all upfront or similar fees and any pricing “floor” applicable to the Incremental Revolving Loans, but excluding any underwriting, arrangement, structuring or similar fees that are not generally shared with the Lenders (collectively, “Upfront Payments”), in each case paid to the Incremental Lenders in respect of the Incremental Revolving Commitments) exceeds (x) in cases other than in respect of “first in, last out” facilities, the interest rate spread applicable to Loans of another Class denominated in US Dollars (taking into account any Upfront Payments paid in respect of Loans of such other Classes) by more than 0.50%, then the interest rate spread applicable to the Loans of such other Class denominated in US Dollars shall be increased so it equals the interest rate applicable to such Incremental Revolving Loans less 0.50% and (y) in the case of any “first in, last out” facility, the interest rate spread exceeds the interest rate spread applicable to Loans of another Class denominated in US Dollars (taking into account any Upfront Payments paid in respect of Loans of such other Classes) by more than 1.50%, then the interest rate spread applicable to the Loans of such other Class denominated in US Dollars shall be increased so it equals the interest rate applicable to such “first in, last out” facility less 1.50%.
Section 2.09.    Repayment of Loans; Evidence of Indebtedness. (a) The applicable Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent in respect of such Protective Advance.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

(f)On each Business Day while a Cash Dominion Period is in effect, the Administrative Agent shall apply any and all funds credited to the ABL Collection Account on such Business Day or the immediately preceding Business Day (in the Permitted Discretion of the Administrative Agent), first, to prepay any Protective Advances that may be outstanding, second, to prepay the Borrowings and unreimbursed LC Disbursements and, third, to cash collateralize outstanding LC Exposure in the manner provided in Section 2.05(j) (to the extent such LC Exposure shall not have been theretofore cash collateralized in accordance with such Section). The Borrowers hereby direct the Administrative Agent to apply the funds credited to the ABL Collection Account as set forth above and authorize the Administrative Agent to determine the order of application of such funds as among the individual Protective Advances or Borrowings and unreimbursed LC Disbursements. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. For the avoidance of doubt, funds used to prepay Borrowings or unreimbursed LC Disbursements may be reborrowed, subject to the terms and conditions set forth herein.
Section 2.10.    Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section. In the event and on such occasion that (i) the total Revolving Exposures exceeds the total Revolving Commitments, (ii) the total Credit Exposures of any other Class exceeds the total Commitments of such Class or (iii) the Aggregate Credit Exposure exceeds the lesser of (A) the sum of (1) the Borrowing Base then in effect and (2) the Protective Advance Exposures and (B) the Aggregate Commitments then in effect, the Company shall, on the third Business Day after notice thereof from the Administrative Agent has been delivered to the Company, first, prepay any Protective Advances that may be outstanding and, second, prepay such outstanding Borrowing or Borrowings of the applicable Class as the Company may elect in an aggregate amount equal to the amount of such excess; provided that if the total Credit Exposures of any Class exceeds the total Commitments of such Class solely as a result of currency fluctuations, the Company shall not be required to prepay the excess until such time as the total Credit Exposures of such Class exceeds 105% of the total Commitments of such Class, in which case such excess shall be paid on the third Business Day after notice from the Administrative Agent is delivered to the Company.
(b)[reserved].
(c)The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (ii) in the case of prepayment of an ABR or Canadian Prime Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and the applicable currency of such Borrowing; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the participating Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Borrowing (other than a prepayment of the Loans of a Defaulting Lender pursuant to Section 2.18(c)) shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
Section 2.11.    Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in US Dollars, which shall accrue on the daily unused amount of the Commitment of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates at a rate per annum equal to the applicable rate set forth in the table below based on Average Utilization during the most recently ended fiscal quarter of the Company, with each change in such rate effective on the first day of the first month immediately following the last day of such fiscal quarter; provided that prior to the end of the first full fiscal quarter of the Company after the Restatement Effective Date, the commitment fee shall accrue at 0.30% per annum.

Average Utilization	Commitment Fee
> 50.0%	0.25%
< 50.0%	0.30%

Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender (and the Protective Advance Exposures of such Lender shall constitute unused Commitments for such purpose).
(b)Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender of any Class a participation fee with respect to its participations in Letters of Credit of such Class issued for the account of such Borrower, which shall accrue at the Applicable Rate on the daily amount of the LC Exposure of such Class (excluding any portion thereof attributable to unreimbursed LC Disbursements of such Class) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment of such Class terminates and the date on which such Lender ceases to have any LC Exposure of such Class, and (ii) to the relevant Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the applicable Borrower and such Issuing Bank on the daily amount of the portion of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to outstanding Letters of Credit issued by such Issuing Bank for the account of such Borrower during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued for the account of such Borrower, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable by any Borrower to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In addition to the fees referred to above, each Issuing Bank (i) may collect customary drawing fees from beneficiaries of Letters of Credit issued by it and (ii) may require that Letters of Credit issued by it contain customary provisions for such drawing fees.
(c)The Company agrees to pay to the Administrative Agent, for its own account and for the account of the initial Lenders, fees in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(d)All fees payable by the Borrowers hereunder shall be paid in US Dollars on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable by the Borrowers to it) for distribution to the parties entitled thereto. Fees paid by the Borrowers shall not be refundable under any circumstances.
Section 2.12.    Interest. (a) The Loans comprising each ABR Borrowing and each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.
(c)The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d)The Loans comprising each ~~Eurodollar~~Term SOFR Borrowing shall bear interest at the ~~LIBO Rate~~Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)[Reserved.]
(f)[Reserved.]
(g)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(h)    [Reserved.]
~~(h) (i) For so long as any Lender maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents), and as a result the cost to such Lender (or its lending office for Eurodollar Loans) of making or maintaining its Eurodollar Loans is increased, then such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on any Eurodollar Loan of such Lender, additional interest on such Eurodollar Loan for the Interest Period of such Eurodollar Loan at a rate per annum up to but not exceeding the excess of (A) (x) the applicable LIBO Rate divided by (y) one minus the Statutory Reserve Percentage over (B) the rate specified in the preceding clause (x).~~
~~(ii) Any Lender wishing to require payment of additional interest (x) shall so notify the applicable Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after the giving of such notice and (y) shall furnish to the applicable Borrower at least five Business Days prior to each date on which interest is payable on the Eurodollar Loans an officer’s certificate setting forth the amount to which such Lender is then entitled under this Section (which shall be consistent with such Lender’s good-faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the applicable Borrower may reasonably request as to the computation set forth therein.~~
(i)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan or a Protective Advance, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (g) of this Section and interest accrued on any Protective Advance shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurodollar~~Term SOFR or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(j)All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Borrowings denominated in Canadian Dollars shall each be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Prime Rate, CDOR Rate or ~~LIBO Rate~~Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(k)For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
(l)If any provision of this Agreement or of any of the other Loan Documents would obligate any Canadian Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Canadian Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower. Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code

(Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the closing date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
Section 2.13    Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error), that adequate and reasonable means do not exist for ascertaining ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR or the CDOR Rate (including because the ~~LIBO Screen~~Term SOFR Reference Rate or the CDO Screen Rate, as applicable, is not available or published on a current basis) for such Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR or the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter, but not later than 10:00 a.m. ~~(London time, or in the case of a CDOR Rate Borrowing,~~ New York City time~~)~~  on the first day of such Interest Period, and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing shall be ineffective, (B) any affected ~~Eurodollar~~Term SOFR Borrowing that is requested to be continued shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, (C) any affected CDOR Rate Borrowing that is requested to be continued shall be converted to a Canadian Prime Rate Borrowing on the last day of the Interest Period applicable thereto and (D) if any Borrowing Request requests an affected ~~Eurodollar~~Term SOFR or CDOR Rate Borrowing, then, unless the applicable Borrower notifies the Administrative Agent by 2:00 p.m. ~~(London time, or in the case of a CDOR Rate Borrowing,~~ New York City time~~)~~  on the date of such Borrowing that it elects not to borrow on such date, such Borrowing shall (1) in the case of a Borrowing denominated in US Dollars, be deemed a request for an ABR Borrowing or (2) in the case of a Borrowing denominated in Canadian Dollars, be deemed a request for a Canadian Prime Rate Borrowing.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a

Benchmark Replacement is determined in accordance with clause (1) ~~or (2)~~ of the definition of “Benchmark Replacement” with respect to US Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” with respect to US Dollars or CAD for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in US Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.~~
(c)    [Reserved.]
(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(f)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR or the CDOR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Borrowing of, conversion to or continuation of affected ~~Eurodollar~~Term SOFR or CDOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted (x) any request for a Borrowing of, conversion to or continuation of affected ~~Eurodollar~~Term SOFR Loans into a request for a Borrowing of or conversion to ABR Loans and (y) any request for a Borrowing of, conversion to or continuation of affected CDOR Rate Loans into a request for a Borrowing of or conversion to Canadian Prime Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (x) with respect to US Dollars, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR and (y) with respect to CAD, the component of the Canadian Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Canadian Prime Rate. Furthermore, if any ~~Eurodollar~~Term SOFR Loan or CDOR Rate Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to ~~the~~ Adjusted ~~LIBO Rate~~Term SOFR or the CDOR Rate, as applicable, then until such time as the applicable Benchmark Replacement is implemented pursuant to this Section 2.13, (i) in the case of a ~~Eurodollar~~Term SOFR Loan, on the last day of the Interest Period applicable to such

Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan and (ii) in the case of a CDOR Rate Loan, such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan.
Section 2.14    Increased Costs. (a) If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender ~~(except any such reserve requirement reflected in the Statutory Reserve Percentage)~~ or any Issuing Bank; or
(ii)impose on any Lender or any Issuing Bank or the ~~London or Canadian~~applicable offshore interbank market any other condition affecting this Agreement or ~~Eurodollar~~Term SOFR or CDOR Rate Loans made by such Lender or any Letter of Credit or participation therein (other than an imposition or change in Indemnified Taxes, Other Taxes or Excluded Taxes, or any Change in Law relating to capital or liquidity requirements or the rate of return on capital, with respect to which Section 2.16 and paragraph (b) of this Section, respectively, shall apply);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining, or reduce the amount receivable by any Lender with respect to, any ~~Eurodollar~~Term SOFR or CDOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or Protective Advance, then the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Protective Advances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any ~~Eurodollar~~Term SOFR or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any ~~Eurodollar~~Term SOFR or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any ~~Eurodollar~~Term SOFR or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any ~~Eurodollar~~Term SOFR or CDOR Rate other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event which, in the reasonable judgment of such Lender, such Lender (or an existing or prospective participant in a related Loan) incurred, including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrowers and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
Section 2.16.    Taxes. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Each Loan Party shall jointly and severally indemnify each Recipient within 15 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of any Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Loan Parties shall not be obligated to make payment to such Recipient for penalties, interest or expenses attributable to the gross negligence or willful misconduct of such Recipient. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Recipient, or by the Administrative Agent on behalf of another Recipient, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for the full amount of any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth and explaining in reasonable detail the amount of such payment or liability delivered to a Lender by the Administrative Agent shall be conclusive absent manifest error.
(e)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)(A) Any Foreign Lender that is entitled to an exemption from, or reduction of withholding Tax under the law of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), on or prior to the date of this Agreement (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Assumption, on or about the date on which such Lender becomes a Lender under this

Agreement) either (a) two properly executed originals of Form W-8ECI or Form W-8BEN or Form W-8BEN-E, as applicable (or any successor forms) prescribed by the IRS or other documents satisfactory to the Company and the Administrative Agent, as the case may be, certifying (i) that all payments to be made to such Foreign Lender under the Loan Documents are exempt from United States withholding Taxes because such payments are effectively connected with the conduct by such Lender of a trade or business within the United States and are included in such Lender’s gross income or (ii) that all payments to be made to such Foreign Lender under the Loan Documents are completely exempt from Taxes or are subject to such Taxes at a reduced rate by an applicable Tax treaty, (b)(i) a certificate executed by such Lender certifying that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (ii) two properly executed originals of IRS Form W-8BEN or Form W-8BEN-E, as applicable (or any successor form) or (c) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (i) an IRS Form W-8IMY on behalf of itself and (ii) the relevant forms prescribed in this paragraph (f)(A) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a certificate described in clause (b)(i) on behalf of such partners, in each case, certifying such Lender’s entitlement to an exemption from, or reduction of, U.S. federal withholding Tax with respect to payments of interest to be made hereunder or under this Agreement or any other Loan Document. In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, the IRS Form W-8BEN or Form W-8BEN-E, as applicable, shall (x) with respect to payments of interest under the Loan Documents, establish an exemption from U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under the Loan Documents, establish an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty. Each Lender that is not a Foreign Lender shall deliver to the Company (with a copy to the Administrative Agent) two properly executed originals IRS Form W-9 (or any successor form). Each Lender agrees (but only to the extent it is legally entitled to do so) to provide the Company (with a copy to the Administrative Agent) with new forms prescribed by the IRS upon the expiration or obsolescence of any previously delivered form, after the occurrence of any event requiring a change in the most recent forms delivered by it to the Company and the Administrative Agent, or at any other time reasonably requested by the Company or promptly notify the Company or the Administrative Agent in writing of its legal inability to do so.
(B)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the

Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(C)Any Lender that is entitled to an exemption from, or reduction of withholding Tax under the laws of a country other than the United States of America, or any treaty to which such country is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, (A) such properly completed and duly executed documentation prescribed by applicable laws as will permit the Company or the Administrative Agent, as the case may be, to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes (other than United States Taxes), and (B) such other documentation and reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine, if applicable, the required rate of withholding or deduction for any applicable Taxes and any required information reporting requirements, in each case, in respect of any payments to be made to such Lender pursuant to any Loan Document. The completion, execution and submission of any documentation contemplated by this Section 2.16(f)(C) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall deliver to the Company and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company or the Administrative Agent, or promptly notify the Company and the Administrative Agent that it is unable to do so. Each Lender shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification under this Section 2.16(f)(C) to the Company or the Administrative Agent. Notwithstanding any other provision of this Section 2.16(f)(C), a Lender or Agent shall not be required to deliver any form pursuant to this Section 2.16(f)(C) that it is not legally able to deliver.
(g)If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Party or any other Person.
(h)[Reserved.]
(i)[Reserved.]
(j)Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and any other Loan Document.
Section 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) on the date when due, in immediately available funds, without set-off or counterclaim, and each Borrower agrees to instruct its bank which will be transmitting such funds with respect to such payments not later than 10:00 A.M. (New York City time) on the date when due. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Payments of principal and interest on any Loan shall be in the currency in which such Loan is denominated. Reimbursement of LC Disbursement and interest thereon shall be paid in the currency in which such LC Disbursement was made. All other payments hereunder shall be made in US Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from an applicable Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such interest and fees then due to such parties by such Borrower, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties by such Borrower.
(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its (i) Revolving Loans or participations in LC Disbursements in respect of Letters of Credit or Protective Advances or (ii) Loans or participations in LC Disbursements or Protective Advances of any other Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its (i) Revolving Loans and participations in LC Disbursements and Protective Advances or (ii) Loans and participations in LC Disbursements and Protective Advances of any other Class and, in each case, accrued interest thereon than the proportion received by any other Lender of the applicable Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the (i) Revolving Loans and participations in LC Disbursements in respect of Letters of Credit and Protective Advances or (ii) Loans and participations in LC Disbursements and Protective Advances of any other Class of other Lenders of the applicable Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of the applicable Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective (i) Revolving Loans and participations in LC Disbursements in respect of Letters of Credit and Protective Advances or (ii) Loans and participations in LC Disbursements and Protective Advances of any other Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Protective Advances to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (A) (x) the Federal Funds Effective Rate in the case of Loans denominated in US Dollars and (y) the rate reasonably determined by the Administrative Agent to be the cost of funding such amount, in the case of Loans denominated in Canadian Dollars and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.18.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14 or 2.21, or ~~additional interest under Section 2.12(h) or~~ if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section ~~2.12(h),~~ 2.14, 2.16 or 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.14 or 2.21, or ~~additional interest under Section 2.12(h), or~~ if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or 2.21, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Banks), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Protective Advances, accrued interest thereon, accrued fees and all other amounts, in each case payable to it by the applicable Borrower hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.21, ~~additional interest under Section 2.12(h)~~ or payments required to be made pursuant to Section 2.16 or 2.21, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.
(c)If any Lender becomes a Defaulting Lender, then, and at any time thereafter while such Lender continues to be a Defaulting Lender, the Company may, in its sole discretion, terminate the Commitment of such Lender and prepay all Loans of such Lender then outstanding, together with interest thereon to the date of such prepayment; provided that such termination and prepayment shall be permitted only if, after giving effect thereto (including the adjustment of Credit Exposures of the Lenders to give effect to the allocation of LC Exposure in accordance with the Applicable Percentages of the Lenders after giving effect thereto), no Lender’s Credit Exposure shall exceed its Commitment.
(d)In connection with any proposed amendment, modification or waiver of or with respect to any provision of this Agreement (a “Proposed Change”) requiring the consent of all Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained, then the Company may, at its sole expense and effort, upon notice to each Non-Consenting Lender and the Administrative Agent, require each Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04) all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Protective Advances, accrued interest thereon, accrued fees and all other amounts, in each case payable to it by the Company hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) the Company shall not be permitted to require any Non-Consenting Lender to make any such assignment unless all Non-Consenting Lenders are required to make such assignments and, as a result thereof, the Proposed Change will become effective.
Section 2.19.    Defaulting Lenders. Notwithstanding any other provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)if any Protective Advance Exposures in respect of any Class exists at the time a Lender of such Class is a Defaulting Lender the Protective Advance Exposures of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders at such time in accordance with their respective Applicable Percentages but only to the extent that after giving effect to any such reallocation, (i) the Credit Exposure of each non-Defaulting Lender of such Class would not exceed its Commitments of such Class and (ii) the total Credit Exposure of all non-Defaulting Lenders of such Class would not exceed the total Commitments of such Lenders of such Class; provided that if such reallocation cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent prepay the portion of such Defaulting Lender’s Protective Advance Exposures that has not been reallocated; provided, further, that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time);
(b)if any LC Exposure in respect of any Class exists at the time a Lender of such Class is a Defaulting Lender the Company shall within three Business Days following notice by the Administrative Agent either (i) cash collateralize such Defaulting Lender’s LC Exposure of such Class in accordance with the procedures set forth in Section 2.05(j) for so long as such Defaulting Lender’s LC Exposure of such Class is outstanding, (ii) elect, by notice to the Administrative Agent, an LC Exposure Reallocation with respect to such Defaulting Lender’s LC Exposure of such Class, provided that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time) or (iii) comply with a combination of clauses (i) and (ii) above with respect to such Defaulting Lender’s LC Exposure of such Class;
(c)no Issuing Bank shall be required to issue, amend or increase any Letter of Credit of any Class unless the Company provides cash collateral or elects an LC Exposure Reallocation (or a combination thereof) in accordance with clause (b) above in respect of such Defaulting Lender’s LC Exposure of such Class in respect thereof;
(d)no commitment fees or participation fees shall accrue for the account of or be payable to such Defaulting Lender; and
(e)the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Supermajority Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 8.02 or Section 8.02A); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 8.02, require the consent of such Defaulting Lender in accordance with the terms hereof.
It is understood that, if the Commitment of a Defaulting Lender is assigned pursuant to Section 2.18(b) or terminated pursuant to Section 2.18(c), the provisions of this Section 2.19 shall cease to apply in respect of such Defaulting Lender and its Commitment.
Section 2.20.    Additional Borrowers; Borrowing Subsidiary Terminations.
(a)After the Restatement Effective Date, the Company may designate any wholly-owned Domestic Subsidiary or Canadian Subsidiary acceptable to the Lenders of any Class of Commitments and the Administrative Agent as an Additional Borrower in respect of such Class by delivery to the Administrative Agent of (i) an Additional Borrower Agreement executed by such Subsidiary and the Company, substantially in the form of Exhibit B-1 hereto (each, an “Additional Borrower Agreement”) and (ii) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel of such Subsidiary or Subsidiaries (which opinion shall be reasonably satisfactory to the Administrative Agent). Upon the written acceptance of the Additional Borrower Agreement by the Administrative Agent and all the Lenders of the applicable Class, in each applicable Lender’s sole discretion, such Subsidiary shall for all purposes of this Agreement be an Additional Borrower with respect to such Class and a party to this Agreement.
(b)If the Company wishes to terminate a Borrowing Subsidiary, the Company may execute and deliver to the Administrative Agent, at least ten Business Days prior to effectiveness, a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2 hereto (each, a “Borrowing Subsidiary Termination”) with respect to any Borrowing Subsidiary, and such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement. Notwithstanding the foregoing, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Additional Borrower Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.
Section 2.21.    Canadian Borrower Costs.
(a)If the cost to any Lender of making or maintaining any Loan to any Additional Borrower that is a Canadian Borrower is increased, or the amount of any sum received or receivable by any Lender (or its lending office) from any such Canadian Borrower is reduced, by an amount deemed in good faith by such Lender to be material, by reason of the fact that such Additional Borrower is organized under the laws of, or principally conducts its business in, a jurisdiction or jurisdictions outside the United States of America, the Company shall indemnify such Lender for such increased cost or reduction within 30 days after demand by such Lender (with a copy to the Administrative

Agent). A certificate of such Lender claiming compensation under this subsection (a) and setting forth the additional amount or amounts to be paid to it hereunder, together with calculations in reasonable detail supporting such amounts, shall be conclusive in the absence of clearly demonstrable error.
(b)Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender or to the Company or any Borrower.
(c)The foregoing provisions of this Section shall not apply to Taxes imposed on or with respect to payments made by the Borrowers hereunder or Other Taxes, which Taxes shall be governed in each case solely by Section 2.16.
ARTICLE III
Representations and Warranties
The Company represents and warrants to the Lenders that:
Section 3.01    Corporate Existence and Power. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate or other organizational power and authority required to carry on its business as now conducted.
Section 3.02.    Corporate and Governmental Authorization; No Contravention. The Transactions to be entered into by each Loan Party (a) are within such Loan Party’s corporate or other organizational power, (b) have been duly authorized by all necessary corporate or other organizational action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of reports with the Securities and Exchange Commission and filings necessary to satisfy the Collateral and Guarantee Requirement) and (d) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation, (ii) the certificate of incorporation, bylaws or other organizational documents of such Loan Party or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party, in each case of clauses (c), (d)(i) and (d)(iii) where the failure to take such action, make such filing or contravention or default would reasonably be expected to have a Material Adverse Effect.

Section 3.03.    Binding Effect. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each Collateral Agreement (at such times as the Collateral and Guarantee Requirement is required to be satisfied) has been duly executed and delivered by the Company and each Material Subsidiary party thereto and constitutes, a valid and binding obligation of the Company (and such Material Subsidiary, if applicable), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.04.    Financial Information. (a) The consolidated balance sheet of the Company and the Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows as of and for (i) Fiscal Year 2020, reported on by Ernst & Young LLP and set forth in the Company’s Annual Report on Form 10-K for Fiscal Year 2020, a copy of which has been delivered to each of the Lenders, and (ii) the first fiscal quarter of Fiscal Year 2021, certified by a Financial Officer, in each case fairly present, in conformity with GAAP (except, in the case of the financial statements referred to in clause (ii) above, for normal year-end adjustments and the absence of footnotes), the consolidated financial position of the Company and the Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year or portion of such Fiscal Year, as applicable.
(b)From January 30, 2021 to the date hereof or any Test Date, as applicable, there has been no material adverse change in the business, financial position or results of operations of the Company and the Consolidated Subsidiaries, considered as a whole.
Section 3.05.    Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Consolidated Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is, in the good faith judgment of the Company (which shall be conclusive), a reasonable possibility of an adverse decision which would reasonably be expected to have a Material Adverse Effect.
(b)Except with respect to any matters that, individually or in the aggregate, are not reasonably expected in the good faith judgment of the Company (which shall be conclusive) to have a Material Adverse Effect of the type referred to in clause (a) of the definition thereof, neither the Company nor any of the Consolidated Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate in the good faith judgment of the Company (which shall be conclusive), has resulted in a Material Adverse Effect.
Section 3.06.    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with the FCPA, the U.K. Bribery Act 2010 and applicable Sanctions, and the Company and each of its Subsidiaries, to the knowledge of the Company, is in compliance with all Anti-Corruption Laws, applicable Sanctions, and, to the extent applicable, the USA Patriot Act, in all material respects. None of the Company or any Subsidiary, or, to the knowledge of the Company, any director, officer, employee or agent with respect to the facility of the Company or any Subsidiary, is a Sanctioned Person. This Section applies, other than to the extent that such representation and warranty would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).
Section 3.07.    Subsidiaries. (a) Each of the Consolidated Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority required to carry on its business as now conducted except to the extent that the failure of any such Consolidated Subsidiary to be so organized, existing or in good standing or to have such power and authority is not reasonably expected by the Company to have a Material Adverse Effect.
(b)Schedule 3.07 hereto completely and accurately sets forth the names and jurisdictions of organization of each Consolidated Subsidiary that is a Domestic Subsidiary or a Canadian Subsidiary as of the Restatement Effective Date, indicating for each such Subsidiary whether it is a Material Subsidiary as of the Restatement Effective Date.
Section 3.08.    Not an Investment Company. None of the Borrowers or the Subsidiary Loan Parties is required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.
Section 3.09.    ERISA. (a) The Company and its ERISA Affiliates (i) have fulfilled their material obligations, whether or not waived, under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan, (ii) are in compliance in all material respects with the presently applicable provisions of ERISA and the Code and (iii) have not incurred any liability in excess of $100,000,000 to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA; provided, that this sentence shall not apply to (x) any ERISA Affiliate as described in Section 414(m) of the Code (other than the Company or a Subsidiary) or any Plan maintained by such an ERISA Affiliate or (y) any Multiemployer Plan. The Company and its Subsidiaries have made all material payments to Multiemployer Plans which they have been required to make under the related collective bargaining agreement or applicable law. As of the Restatement Effective Date, the Company and its Subsidiaries do not contribute to or have an obligation to contribute to a Multiemployer Plan, nor have they contributed or had an obligation to contribute to a Multiemployer Plan in the preceding six years.
(b)Canadian Employee Benefit Plans. As of the Restatement Effective Date, none of the Canadian Pension Plans are Canadian Defined Benefit Pension Plans. All Canadian Pension Plans are duly registered under the ITA and applicable Canadian Pension Benefits Legislation and no event has occurred which would reasonably be expected to cause the loss of such registered status where the loss of such registered status could reasonably be expected to result in a Material Adverse Effect. The Canadian Pension Plans have each been administered, funded and invested in accordance with the terms of the particular plan, all applicable laws including, where applicable, the ITA and Canadian Pension Benefits Legislation, and the terms of all applicable collective bargaining agreements and employment contracts, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. All material obligations of each of the Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Canadian Pension Plans except for such disputes which would not reasonably be expected to result in a Material Adverse Effect. All employee and employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums required to be withheld, made, remitted or paid to or in respect of each Canadian Pension Plan and all other amounts that are due to the pension fund of any Canadian Pension Plan from any Loan Party or any of their respective Affiliates have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement or employment contract and all applicable laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There has been no improper withdrawal or application of the assets of the Canadian Pension Plans as of the Restatement Effective Date.
Section 3.10.    Taxes. The Company and its Consolidated Subsidiaries have filed all United States federal income tax returns and all other material tax returns which, in the opinion of the Company, are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Consolidated Subsidiary, except for assessments which are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Company and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.
Section 3.11.    Disclosure. The financial statements delivered pursuant to Section 5.01(a)(i) and (ii), the registration statements delivered pursuant to Section 5.01(a)(vii) (in each case in the form in which such registration statements were declared effective, as amended by any post-effective amendments thereto) and the reports on Forms 10-K, 10-Q and 8-K delivered pursuant to Section 5.01(a)(vii), do not, taken as a whole and in each case as of the date thereof, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
Section 3.12.    Credit Card Agreements. Schedule 3.12 (as updated from time to time as permitted by Section 5.24) sets forth a list of all Credit Card Agreements to which any Loan Party is a party. A true and complete copy of each Credit Card Agreement listed in Schedule 3.12 has been delivered to the Collateral Agent, together with all material amendments, waivers and other modifications thereto; provided that the Private Label Credit Card Program Agreement dated as of June 1, 2018 between Victoria’s Secret Stores, LLC, Lone Mountain Factoring, LLC, L Brands Direct Marketing, Inc., L Brands Direct Fulfillment, Inc., Far West Factoring, LLC, Puerto Rico Store Operations LLC and Comenity Bank shall be delivered only to a field appraiser or examiner in connection with a field examination or Inventory appraisal conducted pursuant to Section 5.23. All such Credit Card Agreements are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms. The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.
ARTICLE IV
Conditions
Section 4.01.    Intentionally Omitted.
Section 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) in the case of representations and warranties that are qualified by materiality, in all respects and (ii) otherwise, in all material respects, and at such times as the Collateral and Guarantee Requirement is required to be satisfied, the representations and warranties of the Loan Parties as set forth in the Collateral Agreements shall be true and correct (i) in the case of representations and warranties that are qualified by materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except to the extent that any such representation or warranty expressly relates to a specified date or dates, in which case such representation or warranty shall be true and correct in all material respects as of such specified date or dates).
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)[reserved].
(d)At the time of such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, the Borrowing Base Certificate most recently delivered by the Company pursuant to Section 5.01(a)(iii) shall have been accurate in all material respects as of the date of such Borrowing Base Certificate.
Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (d) of this Section.
ARTICLE V
Covenants
The Company agrees that, so long as any Lender has any Commitment hereunder or any amount payable hereunder remains unpaid:
Section 5.01.    Information. (a) The Company will deliver to the Administrative Agent and each of the Lenders:
(i)as soon as available and in any event within 90 days after the end of each Fiscal Year, the Annual Report of the Company on Form 10-K for such Fiscal Year, containing financial statements reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing selected by the Company (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit);
(ii)as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a copy of the Company’s report on Form 10-Q for such quarter with the financial statements therein contained to be certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles (except footnotes) and consistency, by a Financial Officer;
(iii)as soon as available but in any event within 15 Business Days after the end of each Fiscal Month, as of the last day of such Fiscal Month (or within three Business Days after the end of each week, as of the last day of such week, during any Enhanced Borrowing Base Reporting Period), a Borrowing Base

Certificate and supporting information in connection therewith, together with any additional reports and supplemental documentation with respect to the Borrowing Base as the Collateral Agent may request in its Permitted Discretion;
(iv)simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of a Financial Officer (1) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.06 on the date of such financial statements, (2) stating whether, to the best knowledge of such Financial Officer, any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto, (3) stating that all Material Subsidiaries have satisfied the Collateral and Guarantee Requirement and (4) unless (x) if both rating agencies shall have a Credit Rating then in effect, the Credit Ratings are BBB- and Baa3 (in each case, with stable outlook) or better or (y) if only one rating agency shall have a Credit Rating then in effect, the Credit Rating from such rating agency is BBB- or Baa3 (in each case, with stable outlook) or better, stating the aggregate amount of Investments and Restricted Payments made in reliance on Section 5.17(c) and Section 5.18(c) during the preceding fiscal quarter and confirming that the applicable Payment Conditions were satisfied with respect to each such Investment or Restricted Payment;
(v)simultaneously with the delivery of each set of financial statements referred to in clause (i) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements (insofar as such pertains to accounting matters);
(vi)promptly upon the mailing thereof to the stockholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;
(vii)promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission;
(viii)promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;
(ix)within four Business Days of any executive officer of the Company or any Financial Officer obtaining knowledge of any condition or event recognized by such officer to be a Default, a certificate of a Financial Officer setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;
(x)(1) if and when any executive officer of the Company or any Financial Officer obtains knowledge that any ERISA Affiliate (x) has given or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which would reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (y) has received notice of complete or partial Withdrawal Liability, a copy of such notice or (z) has received notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice or (2) the occurrence of any Canadian Pension Event that could reasonably be expected to have a Material Adverse Effect;
(xi)from time to time such additional information regarding the financial position or business of the Company and Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request;
(xii)as soon as available and in any event within 30 days after the end of each Fiscal Year, a financial forecast for the Company and the Consolidated Subsidiaries for the subsequent Fiscal Year, including a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and each fiscal quarter thereof and consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year and each fiscal quarter thereof; and
(xiii)promptly after the furnishing thereof and to the extent not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 5.01, copies of any material requests or material notices received by the Company or any Subsidiary Loan Party (other than in the ordinary course of business) or material statements or material reports furnished by the Company or any Subsidiary Loan Party pursuant to the terms of any Permitted Non-ABL Indebtedness Documents.
(b)Certificates delivered pursuant to this Section shall be signed manually or shall be copies of a manually signed certificate.
(c)The Company may provide for electronic delivery of the financial statements, certificates, reports and registration statements described in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) of paragraph (a) of this Section by posting such financial statements, certificates, reports and registration statements on Intralinks or any similar service approved by the Administrative Agent, or delivering such financial statements, certificates, reports and registration statements to the Administrative Agent for posting on Intralinks (or any such similar service). Furthermore, any items required to be furnished pursuant to Sections 5.01(a)(i), (ii), (vi) or (vii) shall be deemed to have been delivered on the date on which the Administrative Agent receives notice that the Company has filed such item with the Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent without charge; provided that the Company shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Company shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Company to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent.
Section 5.02.    Maintenance of Properties. The Company will, and will cause each Consolidated Subsidiary to, maintain and keep in good condition, repair and working order all properties used or useful in the conduct of its business and supply such properties with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section shall prevent the Company or any Consolidated Subsidiary from discontinuing the operation and maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of the business of the Company or such Consolidated Subsidiary, as the case may be, and not disadvantageous in any material respect to the Lenders.
Section 5.03.    Maintenance of Insurance. The Company will, and will cause each Consolidated Subsidiary to, insure and keep insured, with reputable insurance companies, so much of its properties and such of its liabilities for bodily injury or property damage, to such an extent and against such risks (including fire), as companies engaged in similar businesses customarily insure properties and liabilities of a similar character; or, in lieu thereof, the Company will maintain, or cause each Consolidated Subsidiary to maintain, a system or systems of self-insurance which will be in accord with the customary practices of companies engaged in similar businesses in maintaining such systems.
Section 5.04.    Preservation of Corporate Existence. Except pursuant to a transaction not prohibited by Section 5.12 or 5.13, each Loan Party shall preserve and maintain its corporate existence, rights, franchises and privileges in any State of the United States which it shall select as its jurisdiction of incorporation or organization, and qualify and remain qualified as a foreign corporation or foreign organization in each jurisdiction in which such qualification is necessary, except such jurisdictions, if any, where the failure to preserve and maintain its corporate or other organizational existence, rights, franchises and privileges, or qualify or remain qualified will not have a Material Adverse Effect on the business or property of such Loan Party.
Section 5.05.    Inspection of Property, Books and Records. The Company will, and will cause each Consolidated Subsidiary to, make and keep books,

records and accounts in which transactions are recorded as necessary to (a) permit preparation of the Company’s consolidated financial statements in accordance with GAAP and (b) otherwise comply with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 as in effect from time to time. At any reasonable time during normal business hours and from time to time, the Company will permit the Administrative Agent or any of the Lenders or any agents or representatives thereof at their expense (to the extent not in violation of applicable law) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any Consolidated Subsidiaries and to discuss the affairs, finances and accounts of the Company and any Consolidated Subsidiaries with any of their respective officers or directors. Any information obtained pursuant to this Section or Section 5.01(a) shall be subject to Section 8.12.
Section 5.06.    Fixed Charge Coverage Ratio. During any period (each, a “Covenant Period”) (a)(i) commencing on any day when Specified Excess Availability is less than the greater of (x) $70,000,000 and (y) 10% of the Maximum Borrowing Amount and (ii) ending after Specified Excess Availability has been greater than the amount set forth in clause (i) above for 30 consecutive calendar days or (b) during which a Specified Event of Default has occurred and is continuing, the Company will not permit the ratio of Consolidated EBITDAR to Consolidated Fixed Charges for any Test Period (commencing with the Test Period ended most recently prior to the commencement of such Covenant Period for which financial statements were required to be delivered pursuant to Section 5.01) to be less than 1.00 to 1.00.
Section 5.07.    [Reserved].
Section 5.08.    Limitation on Liens. ~~(a)~~ (a)  [Reserved.]
(b)The Company will not, and will not permit any Subsidiary Loan Party to, create, incur, assume or permit to exist any Lien on any Collateral now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)Permitted Encumbrances;
(ii)any Lien on any property or asset of the Company or any Subsidiary Loan Party existing on the Restatement Effective Date and set forth in Schedule 5.08; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary Loan Party and (ii) such Lien shall secure only those obligations which it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(iii)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary Loan Party; provided that (i) such security interests secure Indebtedness permitted by clause (i) of Section 5.10, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement (or are incurred to extend, renew or replace security interests and Indebtedness previously incurred in compliance with this clause), (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary Loan Party;
(iv)Liens granted on the Collateral pursuant to the Collateral Documents;
(v)precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable law relating solely to the sale of Receivables Facility Assets and related assets in connection with any Specified Receivables Facility;
(vi)Liens (including any precautionary UCC financing statements or similar financing statements under applicable law) on Receivables Facility Assets securing Specified Receivables Facilities;
(vii)licenses or sublicenses of, covenants not to sue under, or other rights to use any Intellectual Property granted in the ordinary course of business (including licenses or sublicenses by the Company or any Subsidiary Loan Party to any Foreign Subsidiary);
(viii)Liens securing Indebtedness incurred pursuant to Section 5.10(l);
(ix)other Liens on Non-ABL Priority Collateral securing Permitted Non-ABL Indebtedness in an aggregate principal amount not exceeding $750,000,000; and
(x)second priority Liens on ABL Priority Collateral securing Permitted Non-ABL Indebtedness; provided that such second priority Liens are subject to an Intercreditor Agreement providing that such Liens rank junior in priority to the Liens on the ABL Priority Collateral securing the Obligations.
Section 5.09.    Compliance with Laws. The Company will, and will cause each Consolidated Subsidiary to, comply in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including ERISA and the rules and regulations thereunder), except to the extent that (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (b) the failure to so comply would not result in any Material Adverse Effect.
Section 5.10.    Limitations on Indebtedness. The Company will not, and will not permit any Consolidated Subsidiary to, create, incur, assume or suffer to exist any Indebtedness except:

(a)Indebtedness of any Consolidated Subsidiary which is, or the direct or indirect parent of which is, acquired by the Company or any other Consolidated Subsidiary after March 22, 2006, which Indebtedness is in existence at the time such Consolidated Subsidiary (or parent) is so acquired; provided that such Indebtedness was not created at the request or with the consent of the Company or any Subsidiary, and such Indebtedness may not be extended other than pursuant to the terms thereof as in existence at the time such Consolidated Subsidiary (or parent) was acquired;
(b)Indebtedness created under the Loan Documents;
(c)Indebtedness existing on the Restatement Effective Date and set forth on Schedule 5.10 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;
(d)Indebtedness of the Company to any Consolidated Subsidiary and of any Consolidated Subsidiary to the Company or any other Consolidated Subsidiary; provided that (i) such Indebtedness shall not have been transferred to any Person other than the Company or any other Consolidated Subsidiary, (ii) any such Indebtedness owing by any Loan Party to a non-Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (iii) any such Indebtedness owing by any Consolidated Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 5.17;
(e)Guarantees incurred in compliance with Section 5.17;
(f)the incurrence of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the operations of the Company or such Consolidated Subsidiary and not for speculative purposes;
(g)Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;
(h)Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Consolidated Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation unemployment insurance and other social security laws and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature (other than in respect of other obligations for borrowed money), which obligations in each case shall not be secured except by Permitted Encumbrances;
(i)Indebtedness to finance the acquisition, construction or improvements of any fixed or capital assets, including Capital Lease Obligations and any

Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of such Indebtedness shall not exceed $300,000,000 at any time outstanding;
(j)other Indebtedness of any Subsidiary (other than any Subsidiary Loan Party) in an aggregate principal amount not exceeding $400,000,000;
(k)other Indebtedness of the Company or any Subsidiary Loan Party in an aggregate principal amount not exceeding $750,000,000;
(l)other Indebtedness of the Company or any Subsidiary Loan Party; provided that (i) after giving pro forma effect thereto, the ratio of Consolidated Debt to Consolidated EBITDAR for the most recently completed Test Period is less than 4.00 to 1.00; provided, further that the Administrative Agent shall have received a certificate, dated the date such Indebtedness is incurred and signed by a Financial Officer of the Company, confirming compliance with the requirements set forth in this clause (l) and setting forth a reasonably detailed calculation of such ratio of Consolidated Debt to Consolidated EBITDAR;
(m)other unsecured Indebtedness of the Company or any Consolidated Subsidiary; and
(n)Indebtedness of Receivables Subsidiaries arising under Specified Receivables Facilities.
Section 5.11.    Transactions with Affiliates. The Company will not, and will not permit any of its Consolidated Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Consolidated Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any transaction determined by a majority of the disinterested directors of the Company’s board of directors to be fair to the Company and its Subsidiaries, (c) transactions between or among the Company and its Consolidated Subsidiaries not involving any other Affiliate, (d) any transaction with respect to which neither the fair market value of the related property or assets, nor the consideration therefor, exceeds $5,000,000, (e) any transaction contemplated by the Registration Statement, including, for the avoidance of doubt, any such transaction consummated after the Restatement Effective Date, (f) the VS Transactions, (g) any transitional arrangement with VS&Co. or its subsidiaries related to the VS Transactions, including pursuant to the L Brands to VS Transition Services Agreement or the VS to L Brands Transition Services Agreement (each as defined in the Registration Statement), (h) any Investment permitted under Section 5.17 and (i) any Restricted Payment permitted under Section 5.18.

Section 5.12.    Consolidations, Mergers. The Company will not (a) consolidate or merge with or into any other Person or (b) liquidate or dissolve; provided that the Company may consolidate or merge with another Person if (i) the corporation surviving the merger is the Company or a corporation organized under the laws of a State of the United States into which the Company desires to consolidate or merge for the purpose of becoming incorporated in such State (in which case such corporation shall assume all of the Company’s obligations under this Agreement by an agreement reasonably satisfactory to the Required Lenders (and the Required Lenders shall not unreasonably withhold their consent to the form of such agreement) and shall deliver to the Administrative Agent and the Lenders such legal opinions and other documents as the Administrative Agent may reasonably request to evidence the due authorization, validity and binding effect thereof) and (ii) immediately after giving effect to such consolidation or merger, no Default shall have occurred and be continuing; provided, further, that this Section 5.12 shall not apply to any VS Transaction.
Section 5.13.    Sales of Assets. The Company will not, and will not permit any Consolidated Subsidiary to, sell, lease or otherwise transfer any property or assets, including any Equity Interest owned by it, except:
(a)the consummation of the VS Transaction (including, for the avoidance of doubt, any sales or distributions of all or a portion of the equity interests in, or assets of, the Spin Business (as defined in the Registration Statement));
(b)sales, transfers, leases and other dispositions of Inventory or used or surplus equipment or of cash and permitted Investments, in each case in the ordinary course of business;
(c)sales in the ordinary course of business of immaterial assets;
(d)sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;
(e)[reserved];
(f)(A) sales, transfers, leases and other dispositions of assets pursuant to this clause (A) with an aggregate fair market value not to exceed (I) $25,000,000 in any single transaction or series of related transactions and (II) $100,000,000 in the aggregate in any 12-month period and (B) sales, transfers and other dispositions of assets if, after giving effect to any adjustment to the Borrowing Base arising from such sale, transfer or other disposition and for the previous 90 consecutive days, Specified Excess Availability is greater than the greater of (x) $200,000,000 and (y) 30% of the Maximum Borrowing Amount; provided that (I) all such sales, transfers and other dispositions shall be made for fair value and at least 75% cash consideration, (II) no Default shall have occurred and be continuing at the time of, or would result from, any such sale, transfer or other disposition, (III) the Company shall have given the Administrative Agent written notice advising of such sale, transfer, lease or other disposition, together with such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such disposition, to the extent required by the definition of the term “Borrowing Base”, and (IV) after giving effect to any adjustment to the Borrowing Base arising from such sale, transfer or other disposition, the Aggregate Credit Exposure at the time shall not exceed the Borrowing Base as so adjusted;
(g)sales, transfers or other dispositions of Receivables Facility Assets or participations therein, directly or indirectly, to Receivables Subsidiaries in connection with any Specified Receivables Facility permitted pursuant to Section 5.10(n); provided that, any such disposition of Receivables Facility Assets by a Loan Party shall be made in exchange for fair market value consideration consisting only of cash;
(h)licenses or sublicenses of, covenants not to sue under, or other rights to use any Intellectual Property or assignments thereof in the ordinary course of business;
(i)sales, transfers or other dispositions or the lapse or abandonment (including failure to maintain) in the ordinary course of business of any Intellectual Property determined in the reasonable good faith judgment of the Company or any Consolidated Subsidiary to be no longer useful, necessary, otherwise not material in the operation of the business of the Company or any Consolidated Subsidiary or no longer economical to maintain;
(j)transfers by the Company or any Subsidiary Loan Party to any Foreign Subsidiary of any Intellectual Property that is usable primarily, or for use primarily, outside of the United States and Canada;
(k)sales, transfers or other dispositions (i) from any Loan Party to any other Loan Party, (ii) from any Consolidated Subsidiary that is not a Loan Party to any other Consolidated Subsidiary that is not a Loan Party and (iii) from any Consolidated Subsidiary that is not a Loan Party to any Loan Party provided that such sale, transfer or other disposition (x) is made for fair market value (as determined by such Loan Party in good faith) or (y) the excess (if any) of the consideration in respect of such sale, transfer or other disposition over fair market value (as determined by such Loan Party in good faith) is treated as an Investment and is otherwise made in compliance with Section 5.17; and
(l)sales, transfers, leases or other dispositions that constitute Investments permitted pursuant to Section 5.17 (other than Section 5.17(b)), Liens permitted pursuant to Section 5.08, and Restricted Payments permitted by Section 5.18; provided that (i) in connection with any such sale, transfer, lease or other disposition of assets with a fair market value in excess of $10,000,000, the Company shall have given the Administrative Agent written notice advising of such sale, transfer, lease or other disposition, together with such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such disposition, to the extent required by the definition of the term “Borrowing Base”, and (ii) after giving effect to any adjustment to the Borrowing Base arising from such sale, transfer or other disposition, the Aggregate Credit Exposure at the time shall not exceed the Borrowing Base as so adjusted.
Section 5.14.    Use of Proceeds. The Borrowers will use the proceeds of the Loans and issuance of Letters of Credit for general corporate purposes (including, without limitation, repurchases of, and dividends on, its equity securities). None of the Company, any Subsidiary or director, officer, employee or agent of the Company or any Subsidiary will directly or knowingly indirectly use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person for the purpose of (a) financing any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official governmental capacity in material violation of any Anti-Corruption Laws or (b) financing the activities of or any transactions with any Sanctioned Person or in any Sanctioned Country, except to the extent licensed or otherwise authorized under U.S. law. This Section applies, other than to the extent that such covenant would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or the United Kingdom).
Section 5.15.    Information Regarding Collateral; Deposit and Securities Accounts. (a) The Company will furnish to the Collateral Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger, amalgamation or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such Loan Party. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
(b)The Company will furnish to the Collateral Agent prompt written notice of the acquisition by any Loan Party of any (i) Mortgaged Property or any material assets after the Restatement Effective Date of the type that constitute, or are intended to constitute, Collateral, other than any assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof and (ii) material Intellectual Property.
(c)The Company will furnish to the Collateral Agent prompt written notice of the disposition of a Loan Party, or any disposition outside the ordinary course of business of, or any casualty or condemnation event affecting, assets reflected in the then-current Borrowing Base having a fair market value of $5,000,000 or more, and such notice shall include such information as shall be required for the Collateral Agent to adjust the Borrowing Base to reflect such disposition.

(d)The Company will, in each case as promptly as practicable, notify the Collateral Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.
Section 5.16.    Collateral and Guarantee Requirement. (a) If (i) any Material Subsidiary is formed or acquired after the Restatement Effective Date or (ii) any Consolidated Subsidiary shall become a Material Subsidiary after the Restatement Effective Date, in each case other than an Excluded Subsidiary, then the Company will promptly, but in no event later than 15 days after such formation or acquisition (in the case of clause (i)) or 15 days after any executive officer or Financial Officer of the Company obtains knowledge thereof (in the case of clause (ii), but in each case of clause (i) and (ii), as such period may be extended by the Administrative Agent in its reasonable discretion), notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Material Subsidiary.
(b)The Company will, and the Company will cause each of the Material Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Company.
Section 5.17.    Investments. The Company will not, nor will the Company permit any Subsidiary Loan Party to, purchase, hold or acquire (including pursuant to any consolidation, amalgamation or merger with any Person that was not a Loan Party prior to such consolidation, amalgamation or merger, it being understood that any consolidation, amalgamation or merger of a Subsidiary Loan Party with any Subsidiary that is not a Loan Party shall be treated as an investment in such Subsidiary if the survivor of such consolidation, amalgamation or merger is not a Subsidiary Loan Party) any Equity Interests in or evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any other investment in, any Subsidiary that is not a Subsidiary Loan Party (each of the foregoing being an “Investment”), except:
(a)Investments by the Company or any Subsidiary Loan Party in any Subsidiary that is not a Loan Party, in an aggregate amount not to exceed $50,000,000 at any one time outstanding;
(b)Investments in existence on the Restatement Effective Date;
(c)any other Investment if, at the time thereof and after giving effect thereto, the Payment Conditions are satisfied (for the avoidance of doubt, an Investment made pursuant to this clause (c) shall be permitted notwithstanding that the conditions set forth in this clause (c) shall thereafter cease to be satisfied);
(d)Investments in any Receivables Subsidiary in the form of (i) deferred purchase consideration for Receivables Facility Assets sold pursuant to a Specified Receivables Facility or (ii) a subordinated loan representing deferred consideration owed in respect of Receivables Facility Assets sold by the Company or any Consolidated Subsidiary participating as a seller in a Specified Receivables Facility in an amount required to meet any true sale and risk retention requirements applicable in respect of the sale of Receivables Facility Assets by the Company or such Consolidated Subsidiary;
(e)contributions by the Company or any Subsidiary Loan Party of Equity Interests in any Foreign Subsidiary to any other Foreign Subsidiary;
(f)licenses by the Company or any Subsidiary Loan Party to any Consolidated Subsidiary that is not a Loan Party of intellectual property in the ordinary course of business;
(g)transfers or licenses by the Company or any Subsidiary Loan Party to any Foreign Subsidiary of any intellectual property that is usable primarily, or for use primarily, outside of the United States; and
(h)accounts receivable held by a Loan Party arising out of the sale of inventory or provision of services, in each case in the ordinary course of business, to a Subsidiary that is not a Loan Party.
Section 5.18.    Restricted Payments. The Company will not, and will not permit any Consolidated Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a) any wholly-owned Consolidated Subsidiary may distribute any cash, property or assets to the Company or any other Consolidated Subsidiary that is its direct or indirect parent;
(b)any Consolidated Subsidiary may declare and pay dividends ratably with respect to its Equity Interests;
(c)the Company may make any Restricted Payment in cash if, at the time thereof and after giving effect thereto, the Payment Conditions are satisfied; and
(d)any distribution, as a dividend, cash payment or otherwise, of all or any portion of the equity interest of the Spin Business (as defined in the Registration Statement) or assets thereof.
For the avoidance of doubt, a Restricted Payment made pursuant to Section 5.18(c) shall be permitted notwithstanding that the conditions set forth in Section 5.18(c) shall thereafter cease to be satisfied.

Section 5.19.    Restrictive Agreements. The Company will not, nor will it permit any Consolidated Subsidiary that is a wholly-owned Material Subsidiary that is a Domestic Subsidiary or a Canadian Subsidiary, other than an Excluded Subsidiary, to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Company or any Consolidated Subsidiary that is a Domestic Subsidiary or a Canadian Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure, or the ability of any Consolidated Subsidiary that is a Domestic Subsidiary or a Canadian Subsidiary to Guarantee, the Obligations (or the obligations under any credit facility that refinances or replaces this Agreement); provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law, any Loan Document or any Permitted Non-ABL Indebtedness, (b) the foregoing shall not apply to restrictions and conditions existing on the Restatement Effective Date contained in any of the instruments, indentures and other agreements identified on Schedule 5.19 or any extension, renewal, supplement, amendment or other modification of any thereof or any additional such instrument, indenture or other agreement so long as, in each case, any such prohibition, restriction or condition contained therein is not, taken as a whole, more restrictive in any material respect than the prohibitions, restrictions and conditions contained in the instruments, indentures and other agreements identified on Schedule 5.19 as in effect on the Restatement Effective Date, (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets to be sold, (d) the foregoing shall not apply to exclusive licenses or exclusivity covenants permitted under the Loan Documents with respect to Intellectual Property, (e) the foregoing provisions relating to Liens shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (f) the foregoing provisions relating to Liens shall not apply to customary provisions in leases restricting the assignment thereof and (g) the foregoing shall not apply to restrictions and conditions imposed on Receivables Subsidiaries pursuant to any Specified Receivables Facility.
Section 5.20.    Credit Ratings. The Company will use commercially reasonable efforts to maintain Credit Ratings from each of S&P and Moody’s at all times.
Section 5.21    Prepayment Avoidance. The Company will, and will cause each Consolidated Subsidiary to, either repay or prepay Loans, or make investments in assets to be used in their businesses, in each case as necessary to avoid any mandatory redemption, repurchase or prepayment (i) referred to in the proviso to clause (c) of the definition of “Disqualified Equity Interest” or (ii) pursuant to the terms of any Permitted Non-ABL Indebtedness.
Section 5.22.    Control Agreements. The Loan Parties shall at all times (except as agreed by the Collateral Agent pursuant to its authority as set forth herein or in any other Loan Document) (a) cause the available amount in each deposit account (other than an Excluded Deposit Account) of the Loan Parties to be swept to the

Concentration Account at the end of each Business Day (whether directly or through local concentration accounts that are in turn swept to the Concentration Account on such Business Day) and (b) cause to be deposited directly into the Concentration Account (i) all payments in respect of Credit Card Receivables, (ii) all proceeds of Accounts and (iii) all cash swept from all Accounts of the Loan Parties.
Section 5.23.    Field Examinations and Appraisals.
(a)On not more than one occasion during any 12-month period, at the request of the Collateral Agent, the Loan Parties will permit, upon reasonable notice and during normal business hours, the Collateral Agent (or its designee) to conduct a field examination of the Collateral included in the Borrowing Base and related reporting and control systems. Notwithstanding the foregoing, (i) an additional field exam may be conducted during any 12-month period in which Specified Excess Availability for three consecutive business days has been less than or equal to the lesser of (x) $70,000,000 and (y) 10% of the Maximum Borrowing Amount and (ii) if a Specified Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations and the number and frequency of field examinations shall be at the Permitted Discretion of the Collateral Agent. For purposes of this Section 5.23, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more Loan Parties and their assets. All such field examinations by the Collateral Agent (or its designee) shall be at the sole expense of the Loan Parties.
(b)On one occasion during each 12-month period, the Loan Parties will provide the Collateral Agent with an appraisal of their Inventory (or update thereof) from an appraiser selected and engaged by the Collateral Agent, and prepared on a basis reasonably satisfactory to the Collateral Agent, such appraisal or update to include, without limitation, information required by applicable law and regulations. Notwithstanding the foregoing, (i) an additional inventory appraisal may be conducted during any 12-month period in which Specified Excess Availability for three consecutive business days has been less than or equal to the lesser of (x) $70,000,000 and (y) 10% of the Maximum Borrowing Amount and (ii) if a Specified Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of appraisals (or updates thereof) and the number and frequency of appraisals (or updates thereof) shall be at the Permitted Discretion of the Collateral Agent. For purposes of this Section 5.23, it is understood and agreed that a single appraisal (or update thereof) may be conducted at multiple relevant sites and involve one or more Loan Parties and their assets. All such appraisals and updates thereof shall be at the sole expense of the Loan Parties.
Section 5.24.    Credit Card Agreements and Notifications. Each Loan Party will (a) comply in all material respects with all its obligations under each Credit Card Agreement to which it is party and (b) maintain credit card arrangements solely with the credit card issuers and credit card processors identified in Schedule 3.12; provided, however, that the Company may amend Schedule 3.12 to remove any credit card issuer or credit card processor identified in such Schedule or to add additional credit card issuers and credit card processors that are satisfactory to the Collateral Agent in its reasonable discretion, and concurrently with the making of any such amendment the Company shall provide to the Collateral Agent evidence that a Credit Card Notification shall have been delivered to any credit card issuer or credit card processor added to such Schedule.
Section 5.25.    Canadian Defined Benefit Pension Plan. The Company will not, nor will it permit any other Loan Party to, contribute to, or assume, incur or have any liability under, any Canadian Defined Benefit Pension Plan without the prior written consent of the Administrative Agent.
ARTICLE VI
Events of Default and Remedies
Section 6.01.    Events of Default. Any of the following shall be an “Event of Default”:
(a)any Borrower shall fail to make any payment of principal of or interest on any Loan or any obligation in respect of any LC Disbursement when due or to pay any fees or other amounts payable by it hereunder when due, and such failure remains unremedied for three Business Days after the applicable Borrower’s actual receipt of notice of such failure from the Administrative Agent at the request of any Lender;
(b)any statement of fact or representation made or deemed to be made by (i) any Borrower in this Agreement or by any Borrower or any of its officers in any certificate delivered pursuant to this Agreement or (ii) at such times as the Collateral and Guarantee Requirement is required to be satisfied, any Loan Party in any Loan Document or by any Loan Party or any of its respective officers in any certificate delivered pursuant to any Loan Document, shall prove to have been incorrect in any material respect when made or deemed made, and, if the consequences of such representation or statement being incorrect shall be susceptible of remedy in all material respects, such consequences shall not be remedied in all material respects within 30 days after any executive officer of any Borrower or any Financial Officer first becomes aware of or is advised that such representation or statement was incorrect in a material respect;
(c)(i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.04 (with respect to the existence of any Borrower), 5.08, 5.10, 5.11, 5.12, 5.13, 5.17, 5.18, 5.19, 5.21, 5.23 and 5.24 and, if the consequences of such failure shall be susceptible of remedy in all material respects, such consequences shall not be remedied in all material respects within 20 days after any executive officer of any Borrower or any Financial Officer first becomes aware or is advised of such failure or (ii) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.06 or 5.22;
(d)(i) any event or condition shall occur which enables the holder of any Material Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof or (ii) the Company or any Consolidated Subsidiary shall fail to pay the principal of any Material Indebtedness;
(e)the Company or any Material Subsidiary shall (i) make an assignment or general assignment for the benefit of creditors, (ii) apply for or consent (by admission of material allegations of a petition or otherwise) to the appointment of or the taking of possession by a receiver, interim receiver, receiver and manager, administrator, custodian, trustee or liquidator of the Company or any Material Subsidiary or for all or any substantial part of the properties of the Company or any Material Subsidiary or authorize such application or consent, or proceedings seeking such appointment shall be commenced (including the filing of any notice of intention in respect thereof) without such authorization, consent or application against the Company or any Material Subsidiary and continue undismissed for 30 days (or if such dismissal of such unauthorized proceedings cannot reasonably be obtained within such 30-day period, the Company or any Material Subsidiary shall fail either to proceed with due diligence to seek to obtain dismissal within such 30-day period or to obtain dismissal within 60 days), (iii) authorize or file a voluntary petition in bankruptcy, suffer an order for relief under any Insolvency Law, or apply for or consent (by admission of material allegations of a petition or otherwise) to the application of any Insolvency Law or other bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent, or proceedings to such end shall be instituted (including the filing of any notice of intention in respect thereof) against the Company or any Material Subsidiary without such authorization, application or consent which are not vacated within 30-days from the date thereof (or if such vacation cannot reasonably be obtained within such 30-day period, the Company shall fail either to proceed with due diligence to seek to obtain vacation within such 30-day period or to obtain vacation within 60 days), (iv) permit or suffer all or any substantial part of its properties to be sequestered, attached, or subjected to a Lien (other than a Lien expressly permitted by the exceptions in Section 5.08) through any legal proceeding or distraint which is not vacated within 30-days from the date thereof (or if such vacation cannot reasonably be obtained within such 30-day period, the Company shall fail either to proceed with due diligence to seek to obtain vacation within such 30 day period or to obtain vacation within 60 days), (v) generally not pay its debts as such debts become due or admit in writing its inability to do so, or is otherwise insolvent, or (vi) conceal, remove, or permit to be concealed or removed, any material part of its property, with intent to hinder, delay or defraud its creditors or any of them;
(f)(i) the Company or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $100,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000 (collectively “Material Plans”) shall be filed under Title IV of ERISA by the Company or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any ERISA Affiliate to enforce

Section 515 of ERISA or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated or (ii) the occurrence of any Canadian Pension Event that has a Material Adverse Effect;
(g)any Borrower shall fail to perform or observe in any material respect any other term, covenant or agreement contained in any Loan Document (including without limitation Section 5.01 of this Agreement) on its part to be performed or observed and any such failure remains unremedied for 30 days after the applicable Borrower shall have received written notice thereof from the Administrative Agent at the request of any Lender;
(h)a Change in Control shall occur; or
(i)one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000, exclusive of amounts covered by third party insurance, shall be rendered against the Company, any Consolidated Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Consolidated Subsidiary to enforce any such judgment; provided that in calculating the amounts covered by third party insurance, amounts covered by third party insurance shall not include amounts for which the third party insurer has denied liability.
Section 6.02.    Remedies. If any Event of Default shall occur and be continuing, the Administrative Agent shall (a) if requested by the Required Lenders, by notice to the Borrowers terminate the Commitments and they shall thereupon terminate, and (b) if requested by Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans, by notice to the Borrowers declare the Loans (together with accrued interest thereon and all other amounts payable by the Borrowers hereunder) to be, and the Loans (together with accrued interest thereon and all other amounts payable by the Borrowers hereunder) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; provided that in the case of any of the bankruptcy Events of Default specified in Section 6.01(e) with respect to the Borrowers, without any notice to the Borrowers or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon and all other amounts payable by the Borrowers hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
Section 6.03.    Notice of Default. The Administrative Agent shall give notice to the Borrowers under Section 6.01(a) or 6.01(g) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII
The Agents
Section 7.01.    The Agents. Each of the Lenders and each Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction, each of the Lenders hereby grants to the Collateral Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf.
Each of the banks serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent under the Loan Documents.
The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02 or Section 8.02A) or, in the case of the Collateral Documents, the Required Secured Parties, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the banks serving as Agents or any of their respective Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02 or Section 8.02A) or, in the case of the Collateral Documents, the Required Secured Parties, or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate (including any Borrowing Base Certificate), report or other document delivered hereunder or in connection with any Loan Document, (iii) qualification of (or lapse of any qualification of) any Account, Credit Card Receivable, Inventory or real property under the eligibility criteria set forth herein, other than eligibility criteria expressly referring to the matters described therein being acceptable or satisfactory to, or being determined by, the Collateral Agent, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (v) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the applicable Agent. Notwithstanding anything herein to the contrary, the Agents shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrowers, any Lender or any Issuing Bank as a result of, any such determination of the Credit Exposure, Excess Availability, the Borrowing Base or the component amounts of any thereof.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate (including any Borrowing Base Certificate), consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Lender and Issuing Bank hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of any Agent; (b) the Agents (i) make no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to any Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel, and that the Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use and not share any Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend and hold the Agents, each other Person preparing a Report and the Related Parties of any of the foregoing harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including reasonable attorney fees) incurred by any of them as the direct or indirect result of any third parties who obtain all or part of any Report through the indemnifying Lender.
Each of the Agents may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each of the Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders (or, in the case of the Collateral Agent, the Required Secured Parties) shall have the right, in consultation with the Company, to appoint a successor. In addition, if either Agent is a Defaulting Lender due to it having had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or custodian appointed for it, the Required Lenders shall have the right, by notice in writing to the Company and such Agent, to remove such Agent in its capacity as such and, with the consent of the Company (not to be unreasonably withheld and except during the continuance of an Event of Default hereunder, when no consent shall be required), to appoint a successor. If no successor shall have been so appointed by the Required Lenders (or, in the case of the Collateral Agent, the Required Secured Parties) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Agent by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After such Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished hereunder or thereunder. The Joint Lead Arrangers and Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents (each as identified on the cover page of this Agreement) (each of the foregoing, in its capacity as such, a “Titled Person”), in their capacities as such, shall have no rights, powers, duties, liabilities, fiduciary relationships or obligations under any Loan Document or any of the other documents related hereto.

Each of the Lenders hereby (a) agrees to be bound by the provisions of the Collateral Documents, including those terms thereof applicable to the Collateral Agent and the provisions thereof authorizing the Required Secured Parties to approve amendments or modifications thereto or waivers thereof, and to control remedies thereunder, and (b) irrevocably authorizes the Collateral Agent to (i) release any Liens on any Non-ABL Priority Collateral in accordance with an Intercreditor Agreement and (ii) release any Liens on any Collateral in accordance with the Collateral Documents, including any Liens on real property following the delivery of a Real Property Exclusion Notice.
Each of the Lenders hereby (a) authorizes and instructs the Collateral Agent to enter into an Intercreditor Agreement if Indebtedness is incurred that is secured by Liens contemplated by clause (b)(ix) or (b)(x) of Section 5.08 and (b) agrees that it will be bound by and will take no actions contrary to the provisions of such Intercreditor Agreement.
It is understood and agreed by the parties hereto, that as part of its duties and functions, the Collateral Agent shall serve as the hypothecary representative for itself and for all present and future Secured Parties, as contemplated by Article 2692 of the Civil Code of Québec (the “CCQ”). For greater certainty, and without limiting the powers of the Collateral Agent, each of the Lenders and the Issuing Banks hereby irrevocably appoints the Collateral Agent as hypothecary representative for all present and future Lenders, Issuing Banks and any other Secured Parties as contemplated under Article 2692 of the CCQ in order to hold the hypothecs granted under any Loan Document pursuant to the laws of the Province of Quebec to secure performance of all or part of the Obligations (as defined in each such Loan Document) and to exercise such powers and duties which are conferred upon the hypothecary representative thereunder. The appointment of the Collateral Agent as hypothecary representative shall be deemed to have been ratified and confirmed by each Person that accedes or has acceded to this Agreement as a Lender or Issuing Bank after the date hereof. The Loan Parties hereby acknowledge the appointment of the Collateral Agent as the hypothecary representative of the Secured Parties as contemplated under Article 2692 of the CCQ. In the event of the resignation of the Collateral Agent and appointment of a successor Collateral Agent, such successor Collateral Agent shall also act as hypothecary representative without further act or formality being required to appoint such successor Collateral Agent as the successor hypothecary representative for the purposes of any then existing deeds of hypothec. The execution by the Collateral Agent as the hypothecary representative of the relevant deeds of hypothec or other relevant documentation prior to the date hereof is hereby ratified and confirmed by each Lender and Issuing Bank. In its capacity of hypothecary representative, the Collateral Agent shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted hereunder, all rights and remedies given to the hypothecary representative pursuant to any hypothec, applicable law or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders and the Issuing Banks, and (c) be entitled to delegate from time to time any of its powers or duties under any deed of hypothec or other Loan Document, on such terms and conditions as it may determine from time to time.
Section 7.02.    Certain ERISA Matters. Each of the Lenders hereby (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and each Titled Person and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(a)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(c)(i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(d)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) clause (a) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (d) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and each Titled Person and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 7.03.    Erroneous Payments. ~~(a)~~ (a)  Each Lender (which term shall for the purposes of this and the succeeding paragraphs of this Section 7.03 include the Issuing Banks) hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.03 shall be conclusive, absent manifest error.
(b)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount to the maximum extent permitted by law and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, that this clause (c) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), any Obligations of the Loan Parties in respect of principal and interest hereunder relative to the amount (and/or timing for payment) of the Obligations of the Loan Parties in respect of principal and interest hereunder that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (c) shall not apply to the extent any such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making such Payment, satisfying Obligations or from the proceeds of Collateral.
(d)Each party’s obligations under this Section 7.03 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE VIII
Miscellaneous
Section 8.01.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to the last paragraph of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail ~~or sent by telecopy~~, as follows:
(a)if to the Borrowers, to the Company at Three Limited Parkway, ~~P.O. Box 16000,~~ Columbus, Ohio ~~43216~~43230, Attention of Treasurer (~~Telecopy No. 614-577-3180, email: Treasury@lb.com and TreasuryCashManagement@lb~~email: TreasuryCashReporting@bbw.com) with copy to ~~General Counsel (Telecopy No. 614-415-7188, email: generalcounsel@lb~~Chief Legal Officer (email: ChiefLegalOfficer@bbw.com);
(b)[reserved;]
(c)if to either Agent for any other purpose, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Attention of ~~James Campbell~~Andrew Myers,

500 Stanton Christiana Rd, NCCS, Floor 01, Newark, DE 19713 (Telecopy No. ~~302-634-4250~~302-634-5634, email: ~~james.x.campbell~~andrew.myers@chase.com); and
(d)if to an Issuing Bank, as applicable, to it at (i) JPMorgan Chase Bank, N.A., Attention of ~~James Campbell~~Andrew Myers, 500 Stanton Christiana Rd, NCCS, Floor 01, Newark, DE 19713 (Telecopy No. ~~302-634-4250~~302-634-5634, email: ~~james.x.campbell~~andrew.myers@chase.com), (ii) Citibank, N.A., Attention of Piotr Marciszewski, 388 Greenwich Street, New York, NY 10013 (Email: piotr.marciszewski@citi.com; Telecopy No. 646-737-0678) with a copy to Citibank, N.A., Attention Bank Loans Syndications Department, 1615 Brett Road #3, New Castle, DE 19720 (Email: GLAgentOfficeOps@citi.com; Telecopy No. 646-274-5080), (iii) Bank of America, N.A., Attention of ~~Alfonso Malave~~Michael Grizzanti, Standby L/C Department, MC: PA6-580-02-30, One Fleet Way, Scranton, PA 18507-1999 (Telecopy No. 1-800-370-8743), (iv) Wells Fargo Bank, National Association, Attention of Lisa Mickelson, 90 South 7th Street, Minneapolis, MN, 55402 (Telecopy No. 877-302-0076), (v) HSBC Bank USA, N.A., Attention of Head of SBDC Operations- GTRF, 2 Hanson Place, 14th Floor, Brooklyn, NY 11217 (Telecopy No. 1-866-327-0763, gtrfsdc@us.hsbc.com) or (vi) its address (or telecopy number) specified in writing to the Company and the Administrative Agent in accordance with this Section 8.01.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in the immediately subsequent paragraph below, shall be effective as provided in said paragraph.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Either Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Section 8.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable by the Borrowers hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable by the Borrowers hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof to reduce the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or any Issuing Bank, as the case may be, and (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of any Class (but not the Lenders of other Classes) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and,

if their rights or obligations are affected thereby, any Issuing Bank) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(c)Notwithstanding the foregoing, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action by or consent of any other party to this Agreement.
Section 8.02A.    Certain ABL Amendments. (a) Notwithstanding anything herein to the contrary, no agreement or agreements entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders shall (i) change any of the provisions of this Section, the definition of “Borrowing Base” or any of the component definitions thereof, or increase any advance rate used in computing the Borrowing Base, or add any new asset class to the Borrowing Base, in each case, in a manner that could result in increased borrowing availability, it being understood that changes in Reserves implemented by the Collateral Agent in its Permitted Discretion in accordance with the terms hereof shall not be subject to the consent of the Supermajority Lenders, (ii) release the Company or all or substantially all the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) under the Collateral Documents (except for any such release by the Collateral Agent in connection with any sale or other disposition of any Subsidiary Loan Party permitted hereunder), it being understood that an amendment or other modification of the types of obligations guaranteed under the Collateral Documents shall not be deemed to be a release or limitation of any Guarantee or (iii) release all or substantially all the Collateral from the Liens created under the Collateral Documents, or subordinate any such Liens (except as expressly provided in Article VII or Section 8.23 and except for any such release by the Collateral Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Collateral Documents), it being understood that an amendment or other modification of the types of obligations secured by the Collateral Documents shall not be deemed to be a release of the Collateral from the Liens created thereunder, in each case of clauses (i), (ii) and (iii), without the written consent of the Supermajority Lenders.
(b)    Notwithstanding anything herein to the contrary, no agreement or agreements entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders shall change the definition of “Supermajority Lenders”, without the written consent of each Lender.

Section 8.03.    Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Agents, as applicable, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Agents in connection with field examinations and appraisals conducted in connection with the establishment of the credit facilities provided for herein or provided for in the Loan Documents and/or any internally allocated charges relating to any field examinations or appraisals conducted by either Agent and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by either Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for either Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents.
(b)The Company shall indemnify each Agent, any Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto, which may be incurred by any Indemnitee, relating to or arising out of any actual or proposed use of proceeds of Loans hereunder for the purpose of acquiring equity securities of any Person or any exercise of remedies under the Loan Documents; provided that no Indemnitee shall have the right to be indemnified hereunder (i) with respect to the acquisition of equity securities of a wholly-owned Subsidiary, or of a Person who prior to such acquisition did not conduct any business or (ii) for its own gross negligence or willful misconduct determined by a final non appealable decision of a court of competent jurisdiction. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)To the extent that the Company fails to pay any amount required to be paid by it to either Agent or any Issuing Bank under paragraph (a) or (b) of this Section, (i) each Lender, in the case of this Agreement, severally agrees to pay to the Administrative Agent or Issuing Bank, as the case may be, such Lender’s ratable share (determined in accordance with such Lender’s share of the Aggregate Commitments or, if the Commitments have terminated, the Aggregate Credit Exposure, in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount and (ii) each Secured Party, in the case of the Collateral Agreements, severally agrees to pay to the Collateral Agent such Secured Party’s ratable share (determined in accordance with such Secured Party’s share of the Obligations) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or Issuing Bank in its capacity as such.

(d)To the extent permitted by applicable law, (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Agent, any Joint Lead Arranger, any Issuing Bank, any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet); provided, that such waiver shall not apply to any claims against a Lender-Related Person attributable to the gross negligence or willful misconduct of such Lender-Related Person and (ii) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that (A) the waiver set forth in this clause (ii) shall not apply to special, indirect or consequential damages (but shall apply to punitive damages) attributable to the failure of a Lender to fund Loans, when required to do so hereunder, promptly after the receipt of notice of such failure and (B) nothing in this Section 8.03(d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 8.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable promptly after written demand therefor.
Section 8.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted under Section 5.12, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Company; provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)the Administrative Agent; and
(C)in the case of any assignment of all or a portion of the Commitments of any Class under which Letters of Credit may be issued hereunder, each Issuing Bank of such Class.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement as such rights and obligations relate to the Class of Loans or Commitments being assigned;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)no assignment shall be made to the Company or any of its Affiliates.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.21 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent, any Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, any Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such

Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 (subject to the requirements and limitations therein) and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.
(iii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.21 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 8.06.    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the initial Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Restatement Agreement.
(b)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act, or the Electronic Commerce Act (Ontario) or other similar provincial legislation; provided that nothing herein shall require any Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Company hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agents, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 8.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 8.08.    Right of Setoff. If any Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any and all the obligations then due of such Borrower now or hereafter existing under this Agreement held by such Lender. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 8.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any Letters of Credit issued hereunder shall be construed in accordance with and governed by the law of the State of New York.
(b)Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action, proceeding, claim or counterclaim arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees, to the fullest extent permitted under applicable law, that all claims in respect of any such suit, action, proceeding, claim or counterclaim may be heard and determined in such New York State or Federal court. Each of the parties hereto agrees that a final judgment in any such suit, action, proceeding, claim or counterclaim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that either Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action, proceeding, claim or counterclaim relating to any Loan Document against any Borrower or its properties in the courts of any jurisdiction.
(c)Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 8.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 8.12.    Confidentiality. Each of the Agents, any Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, insurers, insurance brokers, service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or to any rating agency in connection with rating any Loan Party in connection with this Agreement or the Loans, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (or any of its agents or professional advisors), (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) in the case of information with respect to this Agreement that is of the type routinely provided by arrangers to such providers, to data service providers, including league table providers, that serve the lending industry, (i) with the consent of the Company or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company or the Subsidiaries. For the purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company, the Company’s business, a Subsidiary or a Subsidiary’s business, other than any such information that is available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company or the Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 8.13.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 8.14.    Collateral. Each of the Lenders represents to the Agents and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U of the Board) as collateral in the extension or maintenance of the credit provided for in this Agreement. In addition, no Borrower will use or permit any proceeds of the Loans to be used in any manner which would violate or cause any Lender to be in violation of Regulation U of the Board.
Section 8.15.    USA Patriot Act and Beneficial Ownership Regulation. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.
Section 8.16.    Canadian Anti-Money Laundering Legislation.
(a)The Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. The Loan Parties shall promptly provide all such information in their possession, including supporting documentation and other evidence, as may be reasonably requested by any Lenders, or any prospective assignee or participant of a Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:
(i)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between the Administrative Agent and each other Lender within the meaning of the applicable AML Legislation; and
(ii)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
(c)Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Loan Party or any authorized signatories of any Loan Party on behalf of any Credit Party, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.
Section 8.17.    Continuing Obligations. On the Restatement Effective Date, this Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, shall not constitute a novation of the parties’ rights and obligations thereunder. On the Restatement Effective Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, the “Loans” as defined in the Existing Credit Agreement shall remain outstanding and be continued as, and converted to, Loans as defined herein and the existing Letters of Credit issued by the Issuing Banks (as defined in the Existing Credit Agreement) for the account of the

Company prior to the Restatement Effective Date shall remain issued and outstanding and shall be deemed to be Letters of Credit under this Agreement, and shall bear interest and be subject to such other fees as set forth in this Agreement. All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Restatement Effective Date (including any amounts owed pursuant to Section 2.15 thereof) shall be calculated as of the Restatement Effective Date (pro-rated in the case of any fractional periods), and shall be paid on the Restatement Effective Date.
Section 8.18.    Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in US Dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction US Dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than US Dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase US Dollars with the Judgment Currency; if the amount of US Dollars so purchased is less than the sum originally due to the Applicable Creditor in US Dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
Section 8.19.    Intercreditor Agreement. (a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Company and the other Loan Parties under the Permitted Non-ABL Indebtedness, upon incurrence thereof, may be secured by Liens on assets of the Company and the Subsidiary Loan Parties that constitute Collateral (and by fee-owned real property of the Company and the Subsidiary Loan Parties, whether or not such fee-owned real property constitutes Collateral), and that the relative Lien priority and other creditor rights of the Secured Parties and the secured parties in respect of Permitted Non-ABL Indebtedness will be set forth in an Intercreditor Agreement. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Company, in connection with the establishment, incurrence, amendment, refinancing or replacement of any Permitted Non-ABL Indebtedness, any Intercreditor Agreement (it being understood and agreed that the Collateral Agent is hereby authorized and directed to determine the terms and conditions of each Intercreditor Agreement as contemplated by the definition of the term “Intercreditor

Agreement”, and that notwithstanding anything herein to the contrary, the Collateral Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Lender, any Issuing Bank or any other Secured Party, or by any Loan Party, as a result of, any such determination) and (ii) any documents relating thereto.
(b)Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the subordination of the Liens on the Non-ABL Priority Collateral securing the Obligations on the terms set forth in each Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of each Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions thereof, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of any action taken by the Collateral Agent pursuant to this Section or in accordance with the terms of any Intercreditor Agreement and (iv) authorizes and directs the Collateral Agent to carry out the provisions and intent of each such document.
(c)Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of each Intercreditor Agreement that the Company may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Permitted Non-ABL Indebtedness, (ii) to confirm for any party that each Intercreditor Agreement is effective and binding upon the Collateral Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement has terms and conditions consistent with the then existing market practice (it being understood and agreed that the Collateral Agent is hereby authorized and directed to determine the terms and conditions of any such amendments, supplements or modifications to each Intercreditor Agreement, and that notwithstanding anything herein to the contrary, the Collateral Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Lender, any Issuing Bank or any other Secured Party, or by any Loan Party, as a result of, any such determination).
(d)Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.
(e)Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges and agrees that JPMorgan Chase Bank, N.A., or one or more of its Affiliates may (but is not obligated to) act as Collateral Agent, collateral agent or a similar representative for the holders of any Permitted Non-ABL Indebtedness (and may itself be a holder of any Permitted Non-ABL Indebtedness) and, in any such capacity, may be a party to any Intercreditor Agreement. Each of the Lenders, the Issuing Banks

and the other Secured Parties waives any conflict of interest in connection therewith and agrees not to assert against JPMorgan Chase Bank, N.A. or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.
(f)The Collateral Agent shall have the benefit of the provisions of Article VII and Section 8.03 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.
(g)Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Section 8.19.
Section 8.20.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in an Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 8.21.    Acknowledgement Regarding Any Supported QFCs. (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(b)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 8.22.    MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans (including the provision of Incremental Revolving Loans) or any other incremental or additional credit facilities hereunder, but excluding (a) any continuation or conversion of borrowings, (b) the making of any Revolving Loans or (c) the issuance, renewal or extension of Letters of Credit shall be subject to and conditioned upon: (i) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by the Flood Insurance Laws and as otherwise reasonably required by the Administrative Agent and (ii) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).
Section 8.23.    Release. (a) Notwithstanding anything in Section 8.02(b) to the contrary, (i) any Subsidiary Loan Party shall automatically be released from its obligations hereunder (and its Guarantee of the Obligations and any Liens on its property constituting Collateral shall be automatically released) (x) upon the consummation of any permitted transaction or series of related transactions or the occurrence of any other permitted event or circumstance if as a result thereof such

Subsidiary Loan Party ceases to be a wholly-owned Material Subsidiary or becomes an Excluded Subsidiary (including by merger or dissolution) as a result of a single transaction or series of related transactions or other event or circumstance permitted hereunder, or (y) upon the termination of the Commitments, payment in full of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim or demand has been made), and expiration, termination or cash collateralization of all Letters of Credit and/or (ii) any Subsidiary Loan Party that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder (and its Guarantee of the Obligations and any Liens on its property constituting Collateral shall be automatically released) by the Administrative Agent promptly following the request therefor by the Company; provided that, in each case of clauses (i)(x) and (ii), (A) if any Material Subsidiary becomes an Excluded Subsidiary solely as a result of becoming a non-wholly-owned Consolidated Subsidiary, such release shall only be permitted if the transaction or event resulting in such Material Subsidiary becoming a non-wholly-owned Consolidated Subsidiary is with an unaffiliated third party (other than a bona fide joint venture) for a bona fide business purpose and was not entered into with the primary purpose of evading the Collateral and Guarantee Requirement (as determined by the Company in good faith) and (B) after giving pro forma effect thereto, such release does not result in the Aggregate Credit Exposure exceeding the lesser of (1) the sum of (II) the Borrowing Base then in effect and (II) the Protective Advance Exposures and (2) the Aggregate Commitments then in effect.
(b)Notwithstanding anything in Section 8.02(b) to the contrary, any Lien on any asset or property granted to or held by the Administrative Agent under any Loan Document shall be automatically released without the need for further action by any Person (i) upon the termination of the Commitments, payment in full of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim or demand has been made), and expiration, termination or cash collateralization of all Letters of Credit, (ii) upon the sale or other transfer of such asset or property as part of or in connection with any disposition or Investment permitted under the Loan Documents to a Person that is not a Loan Party, (iii) upon such asset or property becoming an Excluded Property (as defined in the Collateral Agreements) or if such asset or property does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its Guarantee of the Obligations otherwise in accordance with the Loan Documents, (v) as provided for under Article VII or as provided for in any other Loan Document or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 8.02A) in accordance with Section 8.02A; provided that, in each case of clauses (ii), (iii), (iv) and (v), after giving pro forma effect thereto, such release does not result in the Aggregate Credit Exposure exceeding the lesser of (A) the sum of (1) the Borrowing Base then in effect and (2) the Protective Advance Exposures and (B) the Aggregate Commitments then in effect. Without limiting the foregoing, in the event that Receivables Facility Assets become subject to a Specified Receivables Facility, whether by transfer or conveyance or by placing a security interest, trust or other encumbrance required by a Specified Receivables Facility with respect to such Receivables Facility Assets, the Liens under the

Loan Documents on such Receivables Facility Assets (including proceeds thereof and any deposit accounts holding exclusively such proceeds) shall be automatically released (or such Receivables Facility Assets, proceeds or deposit accounts re-assigned). Each Secured Party hereby consents to any release or re-assignment contemplated by this Section 8.23 and any steps any Agent may take or request to give effect to such release or re-assignment under the governing law of such Lien.
(c)In connection with any such release described in this Section, the Administrative Agent shall promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of any document pursuant to the preceding sentence of this Section 8.23 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).
(d)It is understood and agreed that, pursuant to clause (b) of the ninth paragraph of Article VII and Section 8.13(c) of the Collateral Agreements, on the Distribution Date (as defined in the Registration Statement), each of the Subsidiary Loan Parties disposed of in connection with the VS Transaction shall automatically be released from its obligations under the Loan Documents and the Liens on the Equity Interests of each Subsidiary disposed of in connection with the VS Transaction and in the Collateral (as defined in the Collateral Agreements) theretofore granted by each such disposed Subsidiary Loan Party shall be automatically released upon the consummation of the VS Transaction. Pursuant to Section 8.13(d) of the Collateral Agreements, the Collateral Agent shall execute and deliver to the Company, at the Company’s expense, all documents that the Company shall reasonably request to evidence such release.
Section 8.24.    No Advisory or Fiduciary Responsibility. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders (which term shall for the purposes of this Section include the Issuing Banks) are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (ii) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Joint Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its subsidiaries, or any other Person and (ii) none of the Administrative Agent, any Joint Lead Arranger or any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the

Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Administrative Agent, any Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates.